UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 167;240.14a-12

The Bank of New York Mellon Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

THE BANK OF NEW YORK MELLON CORPORATION

One Wall Street

New York, New York 10286

Date of Meeting:	April 14, 2009

Time:	9:00 a.m., Pittsburgh time

Place:	Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219

Purposes:	We are holding the Annual Meeting for the following purposes:

•	to elect 15 directors to serve on our Board until the 2010 annual meeting of stockholders and until their successors shall have been elected and qualified;

•	to approve an advisory (non-binding) resolution relating to 2008 executive compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year;

•	to act on two stockholder proposals, if properly presented at the Annual Meeting; and

•	to transact any other business that may properly come before the Annual Meeting.

The proxy statement describes these items. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Record Date:	The Board of Directors has fixed the close of business on February 13, 2009 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Voting by Proxy:	Please submit a proxy card or, for shares held in street name, a voting instruction form, as soon as possible so that your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered stockholder, you may also vote by telephone or electronically over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you may have the ability to instruct the record holder as to the voting of your shares by telephone or over the Internet. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee.

We hope that you are able to attend our Annual Meeting. Whether or not you plan to attend, it is important that you vote your shares at the meeting. To ensure that your shares are voted at the meeting, please promptly complete, sign, date and return your proxy card(s) in the enclosed envelope, or vote by telephone or over the Internet by following the instructions found on the proxy card(s), so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the Annual Meeting. Mailing your proxy(ies) or voting by telephone or over the Internet does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Arlie R. Nogay

Corporate Secretary

March 16, 2009

THE BANK OF NEW YORK MELLON CORPORATION

One Wall Street

New York, New York 10286

PROXY STATEMENT

Our Board of Directors solicits your proxy for our 2009 Annual Meeting of stockholders to be held on April 14, 2009 at 9:00 a.m. Pittsburgh time at the Omni William Penn located at 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote

Only stockholders of record of our common stock at the close of business on February 13, 2009 may vote at the Annual Meeting. On the record date, we had 1,149,400,927 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury will not be voted.

We began mailing this proxy statement and the enclosed proxy card on March 16, 2009 to all stockholders entitled to vote at the Annual Meeting. We have enclosed with this proxy statement our 2008 annual report to stockholders. This report contains detailed information about our activities and financial performance in 2008.

What is a Proxy?

A proxy is an authorization to vote your shares. Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our officers, who are called “proxies” or “proxy holders” and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card, or by telephone or over the Internet.

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly.

If you are a “stockholder of record” (that is, you hold your shares of our common stock in your own name), you may vote your shares by proxy using any of the following methods:

•	completing, signing, dating and returning the proxy card in the postage-paid envelope provided;

•	calling the toll-free telephone number listed on the proxy card; or

•	using the Internet site listed on the proxy card.

The telephone and Internet voting procedures set forth on the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you should not return your proxy card.

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of our common stock through a broker, bank or other nominee), you will receive voting instructions (including, if your broker, bank or other nominee elects to do so, instructions on how to vote your shares by telephone or over the Internet) from the record holder, and you must follow those instructions in order to have your shares voted at the Annual Meeting.

Depending on how you hold your shares, you may receive more than one proxy card.

Your vote is important. Whether you vote by mail, telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board of Directors:

Proposal 1 —	FOR the election of each nominee for director;

Proposal 2 —	FOR the approval of the advisory (non-binding) resolution approving the 2008 compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

Proposal 3 —	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

Proposal 4 —	AGAINST the approval of the stockholder proposal for cumulative voting in the election of directors; and

Proposal 5 —	AGAINST the approval of the stockholder proposal for a 75% retention policy for shares acquired through compensation plans.

In addition, if other matters are properly presented for voting at the Annual Meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering a written notice of revocation to our Corporate Secretary at the address indicated on the first page of this proxy statement;

•	submitting another signed proxy card with a later date;

•	voting by telephone or over the Internet at a later date; or

•	attending the Annual Meeting and voting in person.

Voting in Person

If you are a registered stockholder or you hold a proxy from a registered stockholder, you may attend the Annual Meeting and vote in person by obtaining and submitting a ballot that will be provided at the meeting.

Quorum and Vote Required for Approval

A quorum is the minimum number of shares required to conduct business at the Annual Meeting. Under our by-laws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the meeting. Abstentions, withhold votes (in the election of directors) and broker non-votes (which are described below) are counted as present for determining the presence of a quorum. Inspectors of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

A “broker non-vote” occurs when a broker, bank or other nominee that holds our common shares for a beneficial owner returns a proxy to us but cannot vote the shares it holds as to a particular matter because it has not received voting instructions from the beneficial owner and the matter to be voted on is not “routine” under the rules of the New York Stock Exchange, which we refer to as the “NYSE rules.” The NYSE rules allow brokers, banks and other nominees to vote shares held by them on matters that the NYSE determines to be routine, even though the broker, bank or nominee has not received instructions from the beneficial owner of the shares.

Abstentions and broker non-votes are not treated as votes cast on a proposal. Therefore, an abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though they will be counted in determining the presence of a quorum.

The following table indicates the vote required for approval of each proposal to be presented to the stockholders at the Annual Meeting and the effect of abstentions, withhold votes and broker non-votes:

Proposal	Required Vote	Effect of Abstentions, Withhold Votes and Broker Non-Votes

1. Election of directors	Plurality of the votes cast “for” election of each director by holders of shares of common stock entitled to vote at the Annual Meeting.	Nominees receiving the most votes cast “for” election will be elected. Abstentions and withhold votes are not votes cast “for” election and are not counted in determining which directors are elected.
Pursuant to our Corporate Governance Guidelines, in an uncontested election of directors, any incumbent director who fails to receive more “for” votes than “withhold” and “against” votes is required to tender his or her resignation to the lead director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the lead director) promptly after the certification of the stockholder vote.

	.	The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. The Board will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the certification of the election in question. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected.

Proposal	Required Vote	Effect of Abstentions, Withhold Votes and Broker Non-Votes

2. Approval of the advisory (non- binding) resolution approving the 2008 compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission	Affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting.	Abstentions and broker non-votes are not treated as votes cast. An abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval.

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009	Affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting.	Abstentions are not treated as votes cast. An abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval.

4. Approval of the stockholder proposal for cumulative voting in the election of directors	Affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting.	Abstentions and broker non-votes are not treated as votes cast. An abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval.

5. Approval of the stockholder proposal for a 75% retention policy for shares acquired through compensation plans	Affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting.	Abstentions and broker non-votes are not treated as votes cast. An abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval.

Annual Meeting Admission

Only stockholders of record on the record date and certain other permitted attendees may attend the Annual Meeting. No cameras, recording equipment, electronic devices, use of cell phones, BlackBerries or other digital devices, large bags or packages will be permitted in the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement.

Expenses of Solicitation

We will pay all costs of soliciting proxies. We have retained our affiliate, BNY Mellon Shareowner Services, to assist with the solicitation of proxies for a fee of approximately $25,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, we may use our officers and employees, at no additional compensation, to solicit proxies either personally or by telephone, Internet, letter or facsimile.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 14, 2009

A complete copy of this proxy statement and our annual report for the year ended December 31, 2008 are also available at our website at http://bnymellon.mobular.net/bnymellon/bk.

Householding

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on rules of the Securities and Exchange Commission, which we refer to as the “SEC,” that permit us to deliver only one proxy statement to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please call our transfer agent, BNY Mellon Shareowner Services, at 1-800-729-9606 (U.S.) or 1-201-680-6651 (International). We will deliver the requested documents promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact our transfer agent, BNY Mellon Shareowner Services, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

ELECTION OF DIRECTORS

(Proposal  1 on your proxy card)

Nominees for Election as Directors

You are being asked to elect 15 directors to serve on the Board of Directors of The Bank of New York Mellon Corporation, which we refer to as “our company,” until the 2010 annual meeting of stockholders and until their successors have been elected and qualified. Each nominee currently serves on our Board of Directors, of whom 13 are non-management directors and two serve as executive officers of our company. A vacancy was created on our Board of Directors due to the resignation in 2008 of a director. As further discussed below, the Corporate Governance and Nominating Committee is currently engaged in a search for a replacement director to fill this vacancy and, as a result, this seat is not up for election at this time. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Article 5 of our by-laws provides the exclusive procedures for the nomination and composition of our Board of Directors for the three-year period, which we refer to as the “specified period,” after the merger of The Bank of New York Company, Inc., which we refer to as “Bank of New York,” and Mellon Financial Corporation, which we refer to as “Mellon,” into our company on July 1, 2007. Until the end of the specified period (which is June 30, 2010), there will be 16 director seats, nine of which will be filled by persons who were nominated to be directors by the Board of Directors of Bank of New York prior to the merger and their successors nominated as described below, whom we refer to as “continuing Bank of New York directors,” and seven of which will be filled by persons who were nominated to be directors by the Board of Directors of Mellon prior to the merger and their successors nominated as described below, whom we refer to as “continuing Mellon directors.”

During the specified period, the continuing Bank of New York directors will have the exclusive authority to nominate, on behalf of the Board, directors to fill each seat previously held by a continuing Bank of New York director and the continuing Mellon directors will have the exclusive authority to nominate, on behalf of the Board, directors to fill each seat previously held by a continuing Mellon director. As required by Article 5 of our by-laws, following the merger, we formed a Continuing Bank of New York Directors Committee, which is comprised of all the continuing Bank of New York directors, and a Continuing Mellon Directors Committee, which is comprised of all the continuing Mellon directors. Our Corporate Governance and Nominating Committee recommended to the Continuing Bank of New York Directors Committee and the Continuing Mellon Directors Committee, as appropriate, the nomination of each nominee named below. After considering the recommendation of the Corporate Governance and Nominating Committee and the requirements set forth in Article 5 of our by-laws, each nominee who is a continuing Bank of New York director was nominated by the Continuing Bank of New York Directors Committee and each nominee who is a continuing Mellon director was nominated by the Continuing Mellon Directors Committee.

During the specified period, all vacancies on the Board created by the cessation of service of a continuing Bank of New York director will be filled by a nominee chosen by the remaining continuing Bank of New York directors and all vacancies on the Board created by the cessation of service of a continuing Mellon director will be filled by a nominee chosen by the remaining continuing Mellon directors. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next annual meeting of stockholders.

On August 14, 2008, Frank J. Biondi, Jr. resigned as a director, citing new significant business responsibilities. Mr. Biondi was a continuing Bank of New York Director. The Corporate Governance and Nominating Committee is currently engaged in a search for a replacement for Mr. Biondi.

We do not know of any reason why any nominee named in this proxy statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with Article 5 of our by-laws, as described above.

Our certificate of incorporation and by-laws provide that, during the specified period, Article 5 of our by-laws may only be modified, amended or repealed and any inconsistent provision may only be adopted or such modification, amendment, repeal or inconsistent provision may only be recommended for adoption by our stockholders by the affirmative vote of at least 75% of our entire Board.

Our by-laws provide that the affirmative vote of a plurality of the shares present and voting is required to elect a director, which means that the 15 nominees receiving the highest numbers of votes cast at the Annual Meeting by all holders of shares of our common stock will be elected as directors for a term expiring in 2010. However, pursuant to our Corporate Governance Guidelines, in an uncontested election of directors, any incumbent director who fails to receive more “for” votes than “withhold” and “against” votes is required to tender his or her resignation to the lead director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the lead director) promptly after the certification of the stockholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. The Board will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the certification of the election in question. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected.

The Board unanimously recommends you vote “FOR” each of the nominees described below.

Each of the following nominees for election as director was elected as a director at our 2008 annual meeting. Information relating to each nominee for election as director, including his or her period of service as a director of Bank of New York or Mellon prior to the merger, principal occupation and other biographical material is described below:

Ruth E. Bruch

Retired Senior Vice President and Chief Information Officer of Kellogg Company

Director since 2007

Continuing Mellon Director

Age 55

Ms. Bruch served as a director of Mellon Financial Corporation from 2003 to 2007. Ms. Bruch served as Senior Vice President and Chief Information Officer of Kellogg Company, a food manufacturer focusing on cereal and convenience foods, from 2006 until her retirement in 2009. Prior to that, from 2002 to 2006, Ms. Bruch served as Senior Vice President and Chief Information Officer of Lucent Technologies Inc., which focuses on communications networking solutions.

Nicholas M. Donofrio

Chief Executive Officer of NMD Consulting, LLC

Retired Executive Vice President, Innovation and Technology of IBM Corporation

Director since 2007

Continuing Bank of New York Director

Age 63

Mr. Donofrio served as a director of The Bank of New York Company, Inc. from 1999 to 2007. Mr. Donofrio served as Executive Vice President, Innovation and Technology of IBM Corporation, a developer, manufacturer and provider of advanced information technologies and services, from 2005 until his retirement in 2008. Mr. Donofrio previously served as Senior Vice President, Technology and Manufacturing of IBM Corporation from 1997 to 2005.

Gerald L. Hassell

President, The Bank of New York Mellon Corporation

Director since 2007

Continuing Bank of New York Director

Age 57

Mr. Hassell served as a director of The Bank of New York Company, Inc. from 1998 to 2007. Mr. Hassell has served as our President since the merger in 2007. Prior to the merger, Mr. Hassell served as President of The Bank of New York Company, Inc. from 1998 to 2007. Mr. Hassell is currently a director of COMCAST Corporation.

Edmund F. “Ted” Kelly

Chairman, President and Chief Executive Officer of Liberty Mutual Group

Director since 2007

Continuing Mellon Director

Age 63

Mr. Kelly served as a director of Mellon Financial Corporation from 2004 to 2007. Mr. Kelly has served as Chairman (since 2000), President and Chief Executive Officer (since 1998) of Liberty Mutual Group, a multi-line insurance company. Mr. Kelly is currently a director of Liberty Mutual Group and EMC Corporation.

Robert P. Kelly

Chairman and Chief Executive Officer, The Bank of New York Mellon Corporation

Director since 2007

Continuing Mellon Director

Age 54

Mr. Kelly served as a director of Mellon Financial Corporation from 2006 to 2007. Mr. Kelly has served as our Chief Executive Officer since the merger in 2007 and our Chairman since August 2008. Prior to the merger, Mr. Kelly served as Chairman, Chief Executive Officer and President of Mellon Financial Corporation from 2006 to 2007. Prior to that, Mr. Kelly served as Chief Financial Officer of Wachovia Corporation, a financial services company, and Wachovia’s predecessor, First Union Corporation, from 2000 to 2006.

Richard J. Kogan

Principal of The KOGAN Group LLC

Retired President and Chief Executive Officer of Schering-Plough Corporation

Director since 2007

Continuing Bank of New York Director

Age 67

Mr. Kogan served as a director of The Bank of New York Company, Inc. from 1996 to 2007. Mr. Kogan is currently a principal of The KOGAN Group LLC, which provides advice and counsel to chief executive officers of for-profit enterprises. Mr. Kogan previously served as President and Chief Executive Officer of Schering-Plough Corporation, a global healthcare company, from 1996 to 2003 and as Chairman of Schering-Plough Corporation from 1998 to 2002. Mr. Kogan is currently a director of Colgate-Palmolive Company.

Michael J. Kowalski

Chairman and Chief Executive Officer of Tiffany & Co.

Director since 2007

Continuing Bank of New York Director

Age 56

Mr. Kowalski served as a director of The Bank of New York Company, Inc. from 2003 to 2007. Mr. Kowalski has served as Chairman and Chief Executive Officer of Tiffany & Co., an international designer, manufacturer and distributor of jewelry and fine goods, since 2003 and 1999, respectively. Mr. Kowalski is currently a director of Tiffany & Co.

John A. Luke, Jr.

Chairman and Chief Executive Officer of MeadWestvaco Corporation

Director since 2007

Continuing Bank of New York Director

Age 60

Mr. Luke served as a director of The Bank of New York Company, Inc. from 1996 to 2007. Mr. Luke has served as Chairman and Chief Executive Officer of MeadWestvaco Corporation, a manufacturer of paper, packaging and specialty chemicals, since 2002. Mr. Luke is currently a director of MeadWestvaco Corporation and The Timken Company.

Robert Mehrabian

Chairman, President and Chief Executive Officer of Teledyne Technologies Inc.

Director since 2007

Continuing Mellon Director

Age 67

Dr. Mehrabian served as a director of Mellon Financial Corporation from 1994 to 2007. Dr. Mehrabian has served as Chairman (since 2000) and President and Chief Executive Officer (since 1999) of Teledyne Technologies Inc., an advanced industrial technologies company. Dr. Mehrabian is currently a director of Teledyne Technologies Inc. and PPG Industries, Inc.

Mark A. Nordenberg

Chancellor of the University of Pittsburgh

Director since 2007

Continuing Mellon Director

Age 60

Mr. Nordenberg served as a director of Mellon Financial Corporation from 1998 to 2007. Mr. Nordenberg has served as Chancellor of the University of Pittsburgh, a major public research university, since 1995.

Catherine A. Rein

Retired Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc.

Director since 2007

Continuing Bank of New York Director

Age 66

Ms. Rein served as a director of The Bank of New York Company, Inc. from 1981 to 2007. Ms. Rein served as Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc., an insurance and financial services company, from 2005 to 2008. Prior to that, Ms. Rein served as President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company from 1999 to 2005. Ms. Rein is currently a director of FirstEnergy Corp.

William C. Richardson

President and Chief Executive Officer Emeritus of The W.K. Kellogg Foundation and Chair and Co-Trustee Emeritus of The Kellogg Foundation Trust

Director since 2007

Continuing Bank of New York Director

Age 68

Dr. Richardson served as a director of The Bank of New York Company, Inc. from 1998 to 2007. Dr. Richardson had previously served as President and Chief Executive Officer of The W.K. Kellogg Foundation, a private foundation, as well as Chair and Co-Trustee of The Kellogg Foundation Trust from 1995 to 2005. Dr. Richardson is currently a director of Exelon Corporation.

Samuel C. Scott III

Chairman, President and Chief Executive Officer of Corn Products International, Inc.

Director since 2007

Continuing Bank of New York Director

Age 64

Mr. Scott served as a director of The Bank of New York Company, Inc. from 2003 to 2007. Mr. Scott has served as Chairman (since 2001), Chief Executive Officer (since 2001) and President (since 1997) of Corn Products International, Inc., global producers of corn-refined products and ingredients. Mr. Scott is currently a director of Corn Products International, Inc., Motorola, Inc. and Abbott Laboratories.

John P. Surma

Chairman and Chief Executive Officer of United States Steel Corporation

Director since 2007

Continuing Mellon Director

Age 54

Mr. Surma served as a director of Mellon Financial Corporation from 2004 to 2007. Mr. Surma has served as Chairman (since 2006) and Chief Executive Officer (since 2004) of United States Steel Corporation, a steel manufacturing company. Previously, Mr. Surma held several other executive officer positions with United States Steel Corporation, including President and Chief Operating Officer from 2003 to 2004 and Vice Chairman and Chief Financial Officer from 2002 to 2003. Mr. Surma is currently a director of United States Steel Corporation.

Wesley W. von Schack

Chairman, President and Chief Executive Officer of Energy East Corporation

Director since 2007

Continuing Mellon Director

Age 64

Mr. von Schack served as a director of Mellon Financial Corporation from 1989 to 2007. Mr. von Schack has served as Chairman, President and Chief Executive Officer of Energy East Corporation, an energy services company, since 1996. Energy East Corporation has been a wholly-owned subsidiary of Iberdrola S.A. since its acquisition in 2008. Mr. von Schack is currently a director of Energy East Corporation and Teledyne Technologies Inc. and Chairman and a director of AEGIS Limited.

BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

Meetings

The Board held 16 meetings in 2008. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she served.

Our Corporate Governance Guidelines provide that our directors are expected to attend our annual meetings of stockholders. Each director attended our 2008 annual meeting of stockholders, which was held on April 8, 2008.

Committees and Committee Charters

Our Board has established several committees, including an Audit and Examining Committee, a Human Resources and Compensation Committee, a Corporate Governance and Nominating Committee, a Risk Committee, a Corporate Social Responsibility Committee, an Executive Committee and an Integration Committee. The charters of the Audit and Examining Committee, the Human Resources and Compensation Committee and the Corporate Governance and Nominating Committee are available on our website at www.bnymellon.com/governance/committees. You may also request printed copies by sending a written request to our Corporate Secretary at the address set forth on the cover of this proxy statement.

Article 5 of our by-laws provides that during the specified period, the Human Resources and Compensation Committee will be comprised of at least five members with a number of continuing Mellon directors that is greater by one than the number of continuing Bank of New York directors on the committee, and a continuing Mellon director shall be its chair. In addition, during the specified period, each of the Audit and Examining Committee and the Corporate Governance and Nominating Committee will be comprised of at least five members with a number of continuing Bank of New York directors that is greater by one than the number of continuing Mellon directors on the committee and a continuing Bank of New York director will be the chair of each. The following table identifies the individual members of our Board serving on each of these committees:

Audit and Examining Committee	Corporate Governance and Nominating Committee	Human Resources and Compensation Committee
Catherine A. Rein, Chairman Robert Mehrabian William C. Richardson Samuel C. Scott III John P. Surma	John A. Luke, Jr., Chairman Richard J. Kogan Robert Mehrabian Catherine A. Rein William C. Richardson John P. Surma Wesley W. von Schack	Wesley W. von Schack, Chairman Ruth E. Bruch Edmund F. Kelly Richard J. Kogan Samuel C. Scott III

Audit and Examining Committee

The Audit and Examining Committee meets as often as it deems necessary to perform its responsibilities. In 2008, the committee held 15 meetings.

The Audit and Examining Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accountants engaged to prepare an audit report or to perform other audit, review or attest services for us. The independent registered public accountants report directly to the committee. Annually, the committee recommends that the Board request stockholder ratification of the appointment of the independent registered public accountants. The committee also has direct responsibility to evaluate and, when appropriate, to remove the independent registered public accountants. The committee is also responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accountants. The committee also acts on behalf of the Board in monitoring and overseeing the performance of our internal audit function, and our chief auditor has direct access to the committee. The committee also oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accountants. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements. The committee reports periodically to the entire Board.

The Board of Directors has determined that the Audit and Examining Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards and the rules and regulations under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” The Board has also determined that all members of the Audit and Examining Committee are financially literate within the meaning of the NYSE listing standards as interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that Ms. Rein and Mr. Surma satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act and have accounting or related financial management expertise as such qualification under the NYSE rules is interpreted by the Board.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee meets as often as it deems necessary to perform its responsibilities. In 2008, the committee held 10 meetings.

The Human Resources and Compensation Committee oversees the compensation plans, policies and programs in which our executive officers participate and the other incentive, retirement, welfare and equity plans in which all of our employees participate. In addition, the committee administers and makes equity and/or cash awards under plans adopted for the benefit of our officers and other employees to the extent required or permitted by the terms of these plans, establishes any related performance goals and determines whether and the extent to which these goals have been attained.

The committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level on the basis of its evaluation. While the committee has overall responsibility for executive compensation matters, as specified in its charter, the committee reports its preliminary conclusions with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer to the other independent directors of our full Board in executive session and solicits their input prior to finalizing the committee’s conclusions.

The committee also reviews, evaluates and approves the total compensation of all other executive officers and makes recommendations concerning equity-based plans, which recommendations are subject to the approval of our entire Board. The committee also advises and discusses with the other independent directors compensation decisions regarding our President and the process used by the committee.

The committee is also generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs. The committee also administers and makes awards under our various equity-based employee incentive plans and oversees certain retirement plans that we sponsor to ensure: (i) that they provide an appropriate level of benefits in a cost-effective manner to meet our needs and objectives in sponsoring such plans; (ii) that they are properly and efficiently administered in accordance with their terms to avoid unnecessary costs and minimize any potential liabilities to us; (iii) that our responsibilities as plan sponsor are satisfied; and (iv) that financial and other information with respect to such plans is properly recorded and reported in accordance with applicable legal requirements.

In connection with the merger, the committee approved the delegation to our Chief Executive Officer of responsibility for determining equity awards for certain employees who are eligible to receive grants under Bank of New York and Mellon long-term equity-based plans that we assumed in the merger. The committee also delegated to our Chief Executive Officer the ability to approve non-material changes to benefit plans assumed in connection with the merger. While the Bank of New York and Mellon long-term equity-based and benefit plans were utilized for part of 2008, we are in the process of transitioning to our new plans. The committee has also approved the delegation to our Chief Executive Officer of responsibility for determining equity awards to certain employees who are eligible to receive grants under our Long-Term Incentive Plan. The delegated authority approved by the committee to our Chief Executive Officer is subject to certain limitations, including: (i) on total aggregate shares subject to plan awards pursuant to the delegated authority in any calendar year (1,100,000); (ii) aggregate shares represented by plan awards that may be granted to any one individual pursuant to the delegated authority (100,000); and (iii) a sub-limit of shares represented by full value awards that may be granted in any calendar year (550,000).

As further discussed in the Compensation Discussion and Analysis, on October 28, 2008, as part of the Troubled Asset Relief Program, which we refer to as “TARP,” Capital Purchase Program, the company sold 3,000,000 preferred shares and issued a 10-year warrant to purchase up to 14,516,129 shares of the company’s common stock at an exercise price of $31.00 per share, to the U.S. Department of the Treasury, which we refer to as the “Treasury,” for an aggregate purchase price of $3.0 billion in cash. The purchase agreement subjects us to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008, which we refer to as “EESA,” for so long as the Treasury holds securities of the company as part of its participation in the TARP Capital Purchase Program. Under EESA the committee is required to review on an annual basis the company’s compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including any “golden parachute” agreements) to ensure that they do not encourage named executive officers to take unnecessary and excessive risks that threaten the value of the company. The American Recovery and Reinvestment Act of 2009, which we refer to as “ARRA” and which was signed by President Obama on February 17, 2009, amended certain provisions of EESA, which are described elsewhere in this proxy statement, and requires, among other things, that for so long as the Treasury holds securities of the company as part of its participation in the TARP Capital Purchase Program the committee meet at least semi-annually with the company’s senior risk officers to discuss and review the relationship between the company’s risk management policies and practices and the named executive officers’ incentive compensation arrangements.

Finally, as further described in the Compensation Discussion and Analysis, our management provides information, analysis and recommendations for the committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management will participate in the decision-making process with respect to his own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, the Compensation Discussion and Analysis addresses the role of our management and its compensation consultant, Mercer LLC, and the role of the committee’s compensation consultants, Towers Perrin and Frederic W. Cook & Co., in determining and recommending executive compensation.

No member of the committee is or has been an officer or employee of our company. Our Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE rules.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee is or was formerly an officer or employee of our company or any of its subsidiaries, nor did any members have a relationship with us that is disclosable as a “Related Party Transaction” as defined by the SEC. In addition, none of our executive officers served on any compensation committee or any board of directors of another company, of which any of our Board members was also an executive officer.

Corporate Governance and Nominating Committee and Director Nominations

Article 5 of our by-laws provides the exclusive procedures for the nomination and composition of our Board during the specified period. Until the end of the specified period, our Board will have a maximum of 16 director seats, nine of which will be held by continuing Bank of New York directors and seven of which will be held by continuing Mellon directors.

During the specified period, the continuing Bank of New York directors will have the exclusive authority to nominate, on behalf of the Board, directors to fill each seat previously held by a continuing Bank of New York director and the continuing Mellon directors will have the exclusive authority to nominate, on behalf of the Board, directors to fill each seat previously held by a continuing Mellon director. As required by Article 5 of our by-laws, following the merger, we formed a Continuing Bank of New York Directors Committee, which is comprised of all the continuing Bank of New York directors, and a Continuing Mellon Directors Committee, which is comprised of all the continuing Mellon directors.

Our Corporate Governance and Nominating Committee met three times in 2008. Subject to Article 5 of our by-laws, the Corporate Governance and Nominating Committee’s principal responsibilities are to assist the Board in reviewing and identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board nominees for directors for the next annual meeting of stockholders and fill vacancies on the Board.

Subject to Article 5 of our by-laws, in carrying out its responsibilities of finding the best qualified candidates for directors, the Corporate Governance and Nominating Committee will consider proposals from a number of sources, including recommendations for nominees from stockholders submitted upon written notice to the chairman of the Corporate Governance and Nominating Committee, c/o the Office of the Secretary of The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286. The Corporate Governance and Nominating Committee seeks to identify individuals qualified to become directors, consistent with the criteria established by the Board for director candidates. Subject to Article 5 of our by-laws, when considering a person to be recommended for nomination as a director, the Corporate Governance and Nominating Committee will consider, among other factors, experience, accomplishments, education, skills, personal and professional integrity, diversity of the Board (in all aspects of that term) and the candidate’s ability to devote the necessary time for service as a director (including directorships held at other corporations and organizations). When considering a person to be recommended for re-nomination as a director, the Corporate Governance and Nominating Committee will consider, among other factors, the attendance, preparedness, participation and candor of the individual as well as the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines. It is anticipated that the Corporate Governance and Nominating Committee would evaluate a candidate recommended by a stockholder for nomination as a director in the same manner that it evaluates any other nominee.

During the specified period, our Corporate Governance and Nominating Committee will consider and make recommendations to the Continuing Bank of New York Directors Committee and the Continuing Mellon Directors Committee, as appropriate, regarding nominees to the Board. The Continuing Bank of New York Directors Committee and the Continuing Mellon Directors Committee, as appropriate, will consider the recommendation of the Corporate Governance and Nominating Committee and make all nominations to the Board in accordance with Article 5 of our by-laws.

Our Corporate Governance and Nominating Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board on appropriate compensation. The committee is also responsible for approving compensation arrangements for non-employee members of the Boards of Directors of our significant subsidiaries. Such compensation must be consistent with market practice and designed to align our directors’ interests with those of our long-term stockholders while not calling into question directors’ objectivity. The committee also oversees evaluations of the Board and committees of the Board and, unless performed by the Human Resources and Compensation Committee, our senior managers.

Finally, the Corporate Governance and Nominating Committee has the responsibility to develop and recommend to the Board a set of corporate governance guidelines and propose changes to such guidelines from time to time as may be appropriate.

Our Board of Directors has determined that the Corporate Governance and Nominating Committee consists entirely of directors who meet the independence requirements of the NYSE rules.

REPORT OF THE AUDIT AND EXAMINING COMMITTEE

On behalf of our Board of Directors, the Audit and Examining Committee oversees the operation of a comprehensive system of internal controls in respect of the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies and the qualifications, performance and independence of our independent registered public accounting firm. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Consistent with this oversight responsibility, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2008 and management’s assessment of internal control over financial reporting as of December 31, 2008. KPMG LLP, our independent registered public accounting firm, issued its unqualified report on our financial statements and the design and operating effectiveness of our internal control over financial reporting.

The committee has also discussed with KPMG LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees. The committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has conducted a discussion with KPMG LLP relative to its independence. The committee has determined that KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2008, be included in our annual report on Form 10-K for the fiscal year then ended.

Catherine A. Rein, Chairman

Robert Mehrabian

William C. Richardson

Samuel C. Scott III

John P. Surma

AUDIT FEES, AUDIT RELATED FEES, TAX FEES AND ALL OTHER FEES

The Audit and Examining Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. We have been advised by KPMG LLP that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board, which we refer to as the “PCAOB,” and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.

The appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year was ratified at our 2008 annual meeting. The following table reflects the fees earned by KPMG LLP for the following types of services provided by KPMG LLP to us for 2008 and, as permitted by applicable SEC rules, for the period from July 1, 2007 to December 31, 2007:

Description of Fees	Amount of Fees KPMG LLP for 2008	Amount of Fees KPMG LLP for July 1, 2007 – December 31, 2007[1]
Audit Fees(1)	$9,942,000	$6,835,000
Audit-Related Fees(2)	$9,807,000	$2,397,000
Tax Fees(3)	$1,552,000	$155,000
All Other Fees(4)	$230,000	$0

Total Fees	$21,531,000	$9,387,000

(1)	Includes fees for professional services rendered for the audit of our annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in our quarterly reports on Form 10-Q and for other services that only an independent registered public accountant can reasonably provide.

(2)	Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as service organization reports (under SAS 70), employee benefit plan audits and internal control reviews.

(3)	Includes fees for tax return preparation and tax planning.

(4)	Includes fees for regulatory risk advisory services.

Other Services Provided by KPMG LLP

KPMG LLP also provided services to entities associated with us that were charged directly to those entities and accordingly were not included in the amounts disclosed in the table above. These excluded amounts included $5.9 million for 2008 and $2.0 million for the period from July 1, 2007 through December 31, 2007 for the audits and tax compliance services for mutual funds, collective funds and other funds advised by us. Also excluded from the amounts disclosed in the table above are fees billed by KPMG LLP to joint ventures or equity method investments in which we have an interest of 50% or less.

Pre-Approval Policy

Our Audit and Examining Committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accountants. In accordance with SEC rules, our pre-approval policy has two different approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accountants. Proposed services may be pre-approved pursuant to policies and procedures established by the Audit and Examining Committee that are detailed as to a particular class of service without consideration by the Audit and Examining Committee of the specific case-by-case services to be performed. We refer to this pre-approval method as “class pre-approval.” If a class of service has

[1]	In connection with the merger, our Audit and Examining Committee appointed KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year commencing concurrently with the merger on July 1, 2007.

not received class pre-approval, the service will require specific pre-approval by the Audit and Examining Committee before such service is provided by our independent registered public accountants. We refer to this pre-approval method as “specific pre-approval.” A list of services that has received class pre-approval from our Audit and Examining Committee (or its delegate) is attached to our Audit and Permitted Non-Audit Services Pre-Approval Policy. A copy of our Audit and Permitted Non-Audit Services Pre-Approval Policy is available on our website at www.bnymellon.com/governance/auditpolicy.pdf. For 2008, all of the fees associated with the independent registered public accounting firm services were pre-approved by the Audit and Examining Committee.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities and independence of our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for non-management directors, communications between stockholders and directors and Board committee structures and assignments. A copy of our Corporate Governance Guidelines is available on our website at www.bnymellon.com/governance/guidelines. You may also request a printed copy by sending a written request to our Corporate Secretary at the address on the cover of this proxy statement.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct for our company to provide a framework to maintain the highest standards of professional conduct. Through our Code of Conduct, we seek to:

•	promote professional and proper action in terms of our own integrity and the dignity of others;

•	promote honest and ethical conduct, including fair, competitive market practices, which contributes to our business by providing customers with appropriate financial services and products;

•	avoid potential situations in which individual personal interests may conflict with, or appear to conflict with, our company or our customers;

•	maintain the appropriate level of confidentiality at all times with respect to information or data pertaining to our customers, suppliers and employees;

•	protect and maintain the value of our assets, including our facilities, equipment and information; and

•	promote honest and accurate book and record keeping in accordance with generally accepted accounting practices.

Our Code of Conduct satisfies applicable SEC and NYSE requirements and applies to all of our directors, officers and employees and those of our subsidiaries. A copy of the Code of Conduct is available on our website at www.bnymellon.com/ethics/codeofconduct.pdf. You may also request a printed copy by sending a written request to our Corporate Secretary at the address listed on the cover of this proxy statement. We intend to disclose any amendments to our Code of Conduct and any waivers from the Code of Conduct for directors and executive officers by posting such information on our website.

Director Independence

Our independent directors are: Ruth E. Bruch; Nicholas M. Donofrio; Edmund F. Kelly; Richard J. Kogan; Michael J. Kowalski; John A. Luke, Jr.; Robert Mehrabian; Mark A. Nordenberg; Catherine A. Rein; William C.

Richardson; Samuel C. Scott III; John P. Surma; and Wesley W. von Schack. Our Board of Directors also determined that Mr. Frank J. Biondi, Jr., who served as our director until August 14, 2008, was an independent director during the portion of 2008 in which he served as our director. With 13 independent directors out of 15 total directors, the Board has satisfied its objective that at least a majority of the Board should consist of independent directors.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established the following categorical standards to assist it in determining director independence (which are also included in our Corporate Governance Guidelines), which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. A copy of these independence standards is also available as part of our Corporate Governance Guidelines at www.bnymellon.com/governance/guidelines. Under the categorical standards, a director will not be considered independent if:

•	the director is, or has been within the last three years, an employee of us, or an immediate family member of the director is, or has been within the last three years, an executive officer of us;

•

the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us except in his or her capacity as a director and except for compensation received by an immediate family member for service as an employee (other than an executive officer) of us or any of our subsidiaries;

•

(A) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on the compensation committee;

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years of such other company’s operations, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

we made a charitable contribution (excluding matching gifts) to any charitable organization of which the director serves as an executive officer and the contribution exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year within the past three years.

For purposes of these standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

A director will be deemed not to be independent if the Board finds that the director has material business arrangements with us that would jeopardize his or her judgment. In making independence determinations, the Board will review business arrangements between (i) us and the director and (ii) us and an entity for which the director serves as an officer or general partner, or of which the director directly or indirectly owns 10% of the equity. Such arrangements will not be considered material if:

•	they are of a type that we usually and customarily offer to customers or vendors;

•	they are on terms substantially similar to those for comparable transactions with other customers or vendors under similar circumstances;

•

in the event that the arrangements had not been made or were terminated in the normal course of business, it is not reasonably likely that there would be a material adverse effect on the financial condition, results of operations or business of the recipient; or

•	in the case of personal loans, all such loans to directors are subject to and in compliance with Regulation O of the Federal Reserve Board.

In applying the factors above, the Board may consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusion of independence or non-independence that would be reached simply by reference to the enumerated factors.

In reaching its determinations, the Board reviewed the categorical standards listed above, the corporate governance rules of the NYSE and the individual circumstances of each director and determined that each of the directors identified above as independent satisfied each standard. The following categories and types of transactions, relationships and arrangements were considered by our Board under the applicable independence definitions in determining that each director is independent:

•

Purchases of goods or services in the ordinary course of business on non-preferential terms by us or our subsidiaries from companies of which our independent directors are or were executive officers (Mr. Donofrio, Mr. Edmund Kelly, Mr. Kowalski, Mr. Luke, Mr. Nordenberg, Ms. Rein);

•

Purchases of goods or services from us or our subsidiaries in the ordinary course of business on non-preferential terms and conditions by our independent directors or by companies of which our independent directors are or were executive officers (Ms. Bruch, Mr. Donofrio, Mr. Edmund Kelly, Mr. Kowalski, Mr. Luke, Dr. Mehrabian, Mr. Nordenberg, Ms. Rein, Mr. Scott, Mr. Surma, Mr. von Schack);

•

Charitable contributions by us or any of our subsidiaries or by the BNY Mellon Charitable Foundation or The Bank of New York Mellon Corporation Foundation to not-for-profit, charitable, tax-exempt or non-profit organizations of which our directors serve as directors, executive officers or trustees (Mr. Donofrio, Mr. Edmund Kelly, Mr. Kogan, Mr. Nordenberg, Mr. Surma, Mr. von Schack); and

•

Beneficial ownership or voting power by us or our subsidiaries (including funds advised by our subsidiaries) of shares of companies of which our non-management directors are or were executive officers (Ms. Bruch, Mr. Donofrio, Mr. Kowalski, Mr. Luke, Dr. Mehrabian, Ms. Rein, Mr. Scott, Mr. Surma, Mr. von Schack).

Business Relationships and Related Party Transactions Policy

In the ordinary course of business, certain of our subsidiaries have had, and expect to continue to have, banking and other transactions of the type referenced above with directors and executive officers, their affiliates and members of their immediate families. Such transactions that involved loans or extensions of credit, in each case, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Other transactions were in the ordinary course of business and on non-preferential terms and conditions.

We have adopted a policy on related party transactions, which we refer to as our “related party transactions policy,” and which was reviewed by the Corporate Governance and Nominating Committee. Our related party transaction policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

In making its determination to approve a disclosable related party transaction, the Corporate Governance and Nominating Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: (i) the related person’s relationship to us and interest in the transaction; (ii) the material facts of the transaction, including the amount involved; (iii) the benefits to us of the transaction; (iv) if applicable, the availability from other sources of comparable products or services; and (v) an assessment of whether the transaction is on terms that are comparable to the terms available to or from an unrelated third party or to employees generally. The committee also considers the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or a director-related company.

No member of the Corporate Governance and Nominating Committee participates in the review, consideration, approval or ratification of any disclosable related party transaction with respect to which such member or any of his or her immediate family members or director-related company is the related person. The committee approves only those disclosable related party transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith.

If a disclosable related party transaction were identified after it is already ongoing or completed, it would be submitted to the committee promptly for ratification, applying the standards described above. The committee would evaluate all options available to us, including ratification, amendment, termination or rescission of the transaction. The committee may recommend to our Board of Directors from time to time adoption of resolutions pre-approving certain types or categories of transactions that the committee determines are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith. The Board has adopted a resolution pre-approving transactions with directors, director-related companies and executive officers that involve the sale or other provision of products or services (not subject to Regulation O or other specific regulatory requirements) to directors, director-related companies and executive officers on non-preferential terms and conditions.

Our policy does not limit or affect the application of our other policies to our directors, executive officers and other related persons, including our Code of Conduct.

Lead Director, Executive Sessions of Independent Directors and Communications with Lead Director and Independent Members of the Board

Article 5 of our by-laws provides that for the 18-month period following the merger, our lead director will be a continuing Bank of New York director and that for the subsequent 18-month period ending on June 30, 2010, the lead director will be a continuing Mellon director. After this three-year period, the lead director will be selected by a majority of the entire Board of Directors, and may not serve for more than three successive terms. The lead director will have such duties and responsibilities as may be set forth in the Corporate Governance Guidelines from time to time. Ms. Rein served as our lead director through December 31, 2008, and beginning on January 1, 2009, Mr. von Schack began serving as our lead director.

Under our Corporate Governance Guidelines, non-management directors hold an executive session without management at each regularly scheduled Board meeting. The lead director presides over executive sessions of non-management directors. At least one executive session each year is required to be attended only by independent directors.

Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board or any individual director unless the item is marked “Confidential” or “Personal.” If so marked and addressed to the Board, it will be delivered unopened to the lead director. If so marked and addressed to an individual director, it will be delivered to the addressee unopened. If, upon opening an envelope or package not so marked, the Corporate Secretary determines that it contains a magazine, solicitation or advertisement, the contents may be discarded.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the lead director by letter addressed to:

The Bank of New York Mellon Corporation

Church Street Station

P.O. Box 2164

New York, New York 10008-2164

Attn: Lead Director

Interested parties may also send communications to the lead director by e-mail at non-managementdirector@bnymellon.com.

The Audit and Examining Committee has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit and Examining Committee.

BENEFICIAL OWNERSHIP OF SHARES BY HOLDERS OF 5% OR

MORE OF OUTSTANDING STOCK

As of February 13, 2009, we had 1,149,400,927 shares of common stock outstanding. We do not know of any person who may be deemed to own beneficially more than 5% of our voting securities.

BENEFICIAL OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on February 13, 2009, by each director, each individual included in the Summary Compensation Table below and our current directors and executive officers as a group as of December 31, 2008, based on information furnished by each person. Except as otherwise indicated, sole voting and sole investment power with respect to the shares shown in the table below are either held by the individual alone or by the individual together with his or her spouse.

Name	Shares of Common Stock Beneficially Owned(1)(2)
Ruth E. Bruch	18,771	(3)
Nicholas M. Donofrio	27,391	(4)
Steven G. Elliott	2,062,452	(5)(6)(7)
Thomas P. Gibbons	1,037,045	(7)
Gerald L. Hassell	2,849,761	(7)(8)(9)
Edmund F. Kelly	17,416
Robert P. Kelly	1,179,280	(7)
Richard J. Kogan	30,811
Michael J. Kowalski	24,394
John A. Luke, Jr.	30,433
Robert Mehrabian	73,276	(10)
Mark A. Nordenberg	30,529
Ronald P. O’Hanley	840,394	(5)(7)
Catherine A. Rein	92,250	(11)
Thomas A. Renyi	4,450,071	(9)(12)
William C. Richardson	28,533
Samuel C. Scott III	20,176
John P. Surma	19,690
Bruce W. Van Saun	1,553,322	(13)
Wesley W. von Schack	144,267	(9)(14)
All current directors and executive officers, as a group (31 persons)	15,843,046	(7)

(1)	On February 13, 2009, none of the individuals named in the above table beneficially owned more than 1% of our outstanding shares of common stock. On that date, all of the directors and executive officers as a group beneficially owned approximately 1.36% of our outstanding stock.

(2)	Includes the following amounts of common stock which the indicated individuals and group have the right to acquire under our equity plans and deferred compensation plans within 60 days of February 13, 2009, through the exercise of stock options or the potential payout of deferred share units, restricted share units or phantom shares: Ms. Bruch, 17,750; Mr. Donofrio, 27,391; Mr. Elliott, 1,492,073; Mr. Gibbons, 912,741; Mr. Hassell, 2,119,827; Mr. Edmund Kelly, 13,416; Mr. Robert Kelly, 742,687; Mr. Kogan, 2,731; Mr. Kowalski, 18,734; Mr. Luke, 2,731; Dr. Mehrabian, 27,964; Mr. Nordenberg, 29,996; Mr. O’Hanley, 475,861; Ms. Rein, 55,840; Mr. Renyi, 3,904,726; Dr. Richardson, 27,401; Mr. Scott, 16,214; Mr. Surma, 18,690; Mr. Van Saun, 1,245,945; and Mr. von Schack, 29,051.

(3)	Includes 1,072 shares that will be paid to Ms. Bruch in a lump sum on January 1, 2013, in accordance with her election under the Mellon Financial Corporation Deferred Compensation Plan for Directors.

(4)	Includes 24,660 shares that will be paid out to Mr. Donofrio in installments beginning in January of the year following retirement from our Board in accordance with his election under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. and 2,731 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units.

(5)	On February 13, 2009, an aggregate of 169,964 shares of our common stock were held by Wachovia Bank, N.A., as Trustee of the Mellon Financial Corporation Deferred Share Award Trusts. These shares are voted by the Trustee as directed on a per capita basis by the three beneficiaries of the Trusts, including Mr. Elliott, Mr. O’Hanley, and one retired executive officer who is not included in the totals for the above table. On February 13, 2009, the following individuals and group held the following number of deferred share awards representing an economic interest in an equivalent number of shares of common stock held by the Trusts (which shares are included in the total for such individual and group in the above table): Mr. Elliott, 161,406 shares; Mr. O’Hanley, 962 shares; and all directors, nominees, and executive officers as a group, 162,368 shares.

(6)	287,721 shares are pledged by Mr. Elliott.

(7)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A of the Internal Revenue Code, as amended. Any such delay has not been considered for the purposes of this table.

(8)	Includes 56,604 shares held by Mr. Hassell’s spouse, as to which Mr. Hassell disclaims beneficial ownership. Also includes 28,538 shares held in trusts over which Mr. Hassell exercises investment discretion and voting power.

(9)	Includes the following shares held by the individual in Grantor Retained Annuity Trusts: Mr. Renyi, 342,034 shares; Mr. Hassell, 387,413 shares; and Mr. von Schack, 100,696 shares.

(10)	Includes 4,267 shares that will be paid to Dr. Mehrabian in installments beginning in January of the year following retirement from our Board in accordance with his election under The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors; 2,731 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units; and 39,312 shares held in a trust for which Dr. Mehrabian has investment discretion and voting power.

(11)	Includes 53,109 shares that will be paid to Ms. Rein in installments beginning in January of the year following retirement from our Board in accordance with her election under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. and 2,731 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with her election with respect to the deferred share units.

(12)	Mr. Renyi retired as our Executive Chairman and as a director of our Board effective July 31, 2008.

(13)	Mr. Van Saun ceased to serve as Chief Financial Officer on July 1, 2008.

(14)	Includes 1,072 shares that will be paid to Mr. von Schack in installments beginning the January following the later of the date of his retirement from our Board or age 70 in accordance with his election under the Mellon Financial Corporation Deferred Compensation Plan for Directors; and 2,731 deferred share units that will be paid in shares in installments beginning upon retirement from our Board in accordance with his election with respect to the deferred share units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. They must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2008 each of our directors and executive officers complied with applicable reporting requirements for transactions in our equity securities, except that, due to an administrative error on the part of the company, a Form 4 was filed one day late on behalf of Carl Krasik, an executive officer of the company, to report an option exercise pursuant to which Mr. Krasik acquired and held a net amount of 1,534 shares.

DIRECTOR COMPENSATION

Our Corporate Governance Guidelines provide that compensation for our non-management directors’ services may include annual cash retainers; shares of our common stock; deferred stock units and options for such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of one of our subsidiaries. We also reimburse directors for their reasonable out-of-pocket expenses in connection with attendance at Board meetings. Directors are reimbursed for their travel expenses not exceeding, in the case of airfare, the first-class commercial rate. Our Corporate Governance and Nominating Committee periodically reviews director compensation and makes recommendations to the Board with respect thereto. Our Corporate Governance Guidelines provide that director compensation should be consistent with market practice and should align directors’ interests with those of long-term stockholders while not calling into question directors’ objectivity.

Effective with the merger on July 1, 2007, our Board adopted a policy to pay our non-management directors an annual cash retainer of $45,000, payable in quarterly installments in advance, and a meeting fee of $1,800 for each Board and committee meeting attended. In addition, the policy as adopted at the time of the merger provided that the chairman of each Board committee would receive an annual cash retainer of $12,500 and that the lead director would receive an annual cash retainer of $10,000.

Our Board adopted a new policy, effective in April 2008, to pay our non-management directors an annual cash retainer of $75,000, payable in quarterly installments in advance, and a meeting fee of $1,800 for each committee meeting attended. The chairman of the Audit and Examining Committee receives an annual cash retainer of $15,000 and the Chairman of the Corporate Governance and Nominating Committee, the Human Resources and Compensation Committee, the Integration Committee, the Risk Committee and the Corporate Social Responsibility Committee each receive an annual cash retainer of $12,500. Our lead director also receives an annual cash retainer of $12,500. In addition, the policy provides non-management directors an annual award of deferred stock units in an amount determined by the Board. In 2008, this award had a value of $110,000 and was awarded shortly after the 2008 annual meeting. For 2009, this award will have a value of $110,000 and will be awarded shortly after the 2009 annual meeting. The units will vest on the earlier of one year after the date of the award or on the date of the next annual meeting of stockholders and must be held for as long as the director serves on the Board. The units will accrue dividends, which will be reinvested in additional deferred stock units.

We assumed in the merger the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which we call the “Bank of New York Plan,” and the Mellon Elective Deferred Compensation Plan for Directors, which we call the “Mellon Plan.” Under the Bank of New York Plan, participating continuing Bank of New York directors continued to defer receipt of all or part of their annual retainer and meeting fees through 2007. Under the Mellon Plan, participating continuing Mellon directors continued to defer receipt of all or part of their annual retainer and fees through 2007. Both plans are nonqualified plans, and neither plan is funded.

Although the Bank of New York and Mellon plans continue to exist, all new deferrals have been made under a new Director Deferred Compensation Plan, effective as of January 1, 2008. Under this new plan, a director choosing to defer can direct all or a portion of his or her annual retainer or committee meeting fees into either (i) variable funds, credited with gains or losses that mirror market performance of market style funds or (ii) the company’s phantom stock.

The following table provides information concerning the compensation of each non-management director who served in 2008.

Name	Fees Earned or Paid in Cash($)		Stock Awards($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation($)(5)	Total($)
Frank J. Biondi, Jr.(1)	$68,550		$—	$—	$—	$68,550
Ruth E. Bruch	$118,350		$102,087	$—	$—	$220,437
Nicholas M. Donofrio	$114,200	(2)	$76,527	$—	$—	$190,727
Edmund F. Kelly	$103,500		$102,087	$—	$—	$205,587
Richard J. Kogan	$98,100		$76,527	$—	$—	$174,627
Michael J. Kowalski	$92,700	(2)	$76,527	$—	$—	$169,227
John A. Luke, Jr.	$103,400		$76,527	$—	$—	$179,927
Robert Mehrabian	$130,400	(2)	$102,087	$9,655	$3,160	$245,302
Mark A. Nordenberg	$96,300		$102,087	$2,448	$1,278	$202,113
Catherine A. Rein	$128,500		$76,527	$17,433	$—	$222,460
William C. Richardson	$112,500		$76,527	$—	$—	$189,027
Samuel C. Scott III	$128,700	(2)	$76,527	$—	$—	$205,227
John P. Surma	$108,900	(2)	$102,087	$1,838	$619	$213,444
Wesley W. von Schack	$125,000		$102,087	$14,593	$2,174	$243,854

(1)	Mr. Biondi resigned from the Board on August 14, 2008.

(2)	Elected to defer all or part of cash compensation into the Director Deferred Compensation Plan.

(3)	Amount shown represents our FAS 123R expense for 2,655 deferred stock units granted to each non-management director in April 2008 and for 1,929 deferred stock units granted by Mellon in April 2007 to Ms. Bruch, Mr. E. Kelly, Dr. Mehrabian, Mr. Nordenberg, Mr. Surma and Mr. von Schack. The grant date fair market value of the April 2008 award to each non-management director computed in accordance with FAS 123R was $110,000. Mr. Biondi’s April 2008 deferred stock unit award was forfeited upon his resignation from the Board. As of December 31, 2008, each non-management director owned 2,706 unvested deferred stock units.

(4)	The amounts disclosed in this column for Dr. Mehrabian and Messrs. Nordenberg, Surma and von Schack represent the sum of the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Director Deferred Compensation Plan. Under the Mellon Plan, deferred amounts receive earnings based on (i) the declared rate, reflecting the return on the 120-month rolling average of the 10-year T-Note rate enhanced based on years of service and compounded annually, (ii) variable funds, which are credited with gains or losses that “mirror” the market performance of market-style funds or (iii) the company’s phantom stock. The fully enhanced declared rate for 2008 was 6.62%. The amount disclosed in the column for Ms. Rein represents the amount of increase in the present value of Ms. Rein’s accumulated pension benefit under The Bank of New York Company, Inc. Directors’ Retirement Plan. Ms. Rein is the only current director who participates in The Bank of New York Company, Inc. Directors’ Retirement Plan. Participation in the plan was frozen as to participants and benefit accruals as of March 11, 1999.

(5)	The following is a description of the items comprising All Other Compensation for each director for whom a value is disclosed in the table above: The values for Dr. Mehrabian and Messrs. Nordenberg, Surma and von Schack reflect the estimated cost of the legacy Mellon Directors’ Charitable Giving Program, which remains in effect for certain continuing Mellon directors. Upon such continuing Mellon director’s death, we will make a total donation of $250,000 to the charitable or educational organization of the director’s choice. The donations are paid in 10 equal annual installments of $25,000.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

2008, the first full fiscal year of our company after the July 2007 merger, was an extraordinarily challenging year.

At the beginning of 2008, the company’s Human Resources and Compensation Committee, which we refer to as the “committee,” approved a total compensation program for the company’s named executive officers, which we refer to as the “2008 program.” The primary goal of the 2008 program was to pay for performance by rewarding financial performance of the company as measured by the company’s earnings per share and the creation of long-term stockholder value (i.e., share price appreciation plus dividends).

The 2008 program was designed to pay total compensation through a combination of three elements – base salary, annual cash incentive awards and equity incentive awards – with most of the compensation intended to be paid through cash incentives and equity awards. To implement the program, the committee established targeted compensation opportunities for our named executive officers in March 2008, which included targeted opportunity amounts for each element of compensation. At that time, the committee also established performance goals (based on a combination of the company’s earnings per share, which we refer to as “EPS,” for 2008 and individual performance goals) that were required to have been met by our named executive officers to trigger cash incentive payments under the company’s Executive Incentive Compensation Plan, which we refer to as the “EICP.”

In February 2009, the committee evaluated the company’s 2008 results to determine what amounts would be paid under the EICP. As further discussed in our 2008 annual report, while the company delivered solid and profitable results in 2008, our earnings were down from 2007 and the company’s actual EPS for 2008 was below the minimum targeted EPS required to trigger payments of annual cash incentives under the EICP for 2008. Accordingly, none of our named executive officers received any cash incentive payments for 2008. Further, our equity awards, made at the start of the year, had significantly less value by year end because of the drop in our stock price for the year.

As we discuss below, our company is a participant in the TARP Capital Purchase Program. As a participant in TARP, our company and our named executive officers are subject to restrictions relating to executive compensation, which are discussed below. As we also discuss below, no money received by our company as a participant in the TARP Capital Purchase Program has been used to pay bonuses or other compensation to our executives.

Current Named Executive Officers

The following executives were our named executive officers at the end of 2008:

Name	Position
Robert P. Kelly	Chief Executive Officer and Chairman of the Board of Directors
Gerald L. Hassell	President
Steven G. Elliott	Senior Vice Chairman
Thomas P. (Todd) Gibbons	Chief Financial Officer
Ronald P. O’Hanley	Vice Chairman

Our named executive officers are also our “senior executive officers” as that term is used in the Emergency Economic Stabilization Act of 2008, which we refer to as “EESA.”

Role of Compensation Consultants

The committee receives advice from two separate independent outside executive compensation advisors — Frederic W. Cook & Co. and Towers Perrin, neither of which performs any consulting work for our management. Our management engaged Mercer Inc. to assist in various executive compensation matters, including compiling data about our peer group, compiling and analyzing data about the compensation practices and programs of our peers and evaluating various proposed aspects of the executive compensation program. Mercer also provides human resources and actuarial consulting services to the company. We address the role of management and the compensation consultants in the compensation process in the following discussion where appropriate.

Benchmarking

One of the primary factors that the committee considered when it adopted the 2008 program was to ensure that the total compensation opportunity for each named executive officer was competitive with total compensation opportunities offered to comparable executives by our competitors.

In December 2007, the committee, after reviewing Mercer’s and management’s recommendations and consulting with its advisors, Frederic W. Cook & Co. and Towers Perrin, selected a peer group of 12 companies that the committee believed reflected a balanced mix of financial institutions and asset managers with diversified financial and investment banking representation. The committee also considered our company’s revenue and market capitalization relative to the following 12 peers:

AllianceBernstein Holding LP	The PNC Financial Services Group Inc.
BlackRock Inc.	Prudential Financial Inc.
JPMorgan Chase	State Street Corporation
Legg Mason Inc.	SunTrust Banks, Inc.
Lehman Brothers Holdings Inc.	U.S. Bancorp
Northern Trust Corporation	Wachovia Corporation

Our management used compensation data from this peer group to assess the competitiveness of the amount and form of each element of compensation of the 2008 program and to provide data to the committee to determine “best compensation practices” among our peers with respect to the 2008 program. For selected senior officers, data relating to this peer group was supplemented with data from other industry sources as appropriate to reflect the variety of markets with which we compete for executive talent.

During the second half of 2008, significant changes occurred within the financial services industry, including the bankruptcy filing of Lehman Brothers Holdings Inc. and the acquisition of Wachovia Corporation by Wells Fargo. As a result, the committee re-evaluated the composition of our peer group for 2009, as further discussed in Changes in the 2009 Compensation Program for Named Executive Officers below.

Elements of Compensation of the 2008 Program

The following table summarizes the targeted elements of compensation for our named executive officers under the 2008 program.

Compensation Element	Description	Other Features
Base Salary	Intended to be the sole fixed source of compensation paid periodically throughout the year.	Reviewed annually by the committee.
Annual Cash Incentives under the EICP

Intended to provide our named executive officers with the opportunity to earn annual cash incentive awards based on the achievement of pre-established financial, business unit and individual performance goals for the year.

Under the plan, specific terms and conditions for the payments of annual cash incentive awards are established at the beginning of the applicable year.
Equity Awards	Intended to align a significant portion of named executive compensation with growth in stockholder value over a multiple-year basis.	The committee evaluates and establishes the form, mix and terms of equity awards on an annual basis.
Retirement Plans

As a result of the merger, we assumed existing agreements between each named executive officer and Bank of New York or Mellon, as well as existing plans relating to supplemental retirement benefits. We also assumed qualified and nonqualified pension plans from Bank of New York or Mellon in which our named executive officers continue to participate.

Details relating to each plan are included in Retirement Plans below.
Perquisites

We provided generally the same kinds and levels of perquisites to the named executive officers in 2008 that they had received from Bank of New York or Mellon prior to the merger. Early in 2008, the committee determined to reduce the perquisites available effective for 2009. A description of these reductions is provided below.

Details relating to the perquisites and amounts paid are included in footnote 4 to the Summary Compensation Table below.
Deferred Compensation	For amounts earned in 2008 and 2009, the named executive officers are eligible to participate in one of two deferred compensation programs depending on whether the executive was formerly employed by Bank of New York or Mellon.	Details relating to the deferred compensation plans are included in Nonqualified Deferred Compensation below.

Targeted Compensation Opportunities Established in March 2008

In March 2008, management proposed and the committee, in consultation with its independent advisors, approved targeted compensation opportunities for each named executive officer under the 2008 program with the exception of our Chief Executive Officer. In approving 2008 targeted compensation levels by individual element and in the aggregate, the committee considered market median levels (for each element and in the aggregate) as well as the overall targeted mix of equity and cash. Final targeted amounts for each named executive officer were then determined above or below the relevant market median based on the committee’s consideration of a variety of factors, such as a named executive officer’s individual roles and responsibilities within the company, the importance of his roles within the company, internal equity and past experience.

The committee, after consulting with its independent advisors, set Mr. Kelly’s total targeted compensation opportunity below the median of the peer group because Mr. Kelly had been Chief Executive Officer of the new company for less than one year. Accordingly, Mr. Kelly’s targeted equity award made in March 2008 was less than the median level of comparable equity awards in the peer group, although an increase over Mr. Kelly’s 2007 equity awards.

The committee set Mr. Hassell’s total targeted compensation opportunity just above the median of the peer group, resulting in a slight increase in the amount of the targeted equity award compared to 2007 levels. Mr. Hassell’s targeted compensation opportunity was set above the median based upon his significant experience as President of the company and Bank of New York.

For the other three named executive officers, Mr. Kelly recommended targeted compensation opportunities to the committee. The committee then reviewed Mr. Kelly’s recommendations in consultation with its independent advisors and, after careful deliberation, approved those targets. For Mr. Gibbons, the committee targeted his compensation opportunity at the 75th percentile of market chief credit officers and senior risk executives, which was Mr. Gibbons’ position at the time this determination was made, recognizing his considerable experience, and the importance of the risk function at the company. Due to the unique nature of Mr. Elliott’s position and lack of comparable executives performing similar functions in the marketplace, market data for Mr. Elliott’s position was not available. Rather, in setting Mr. Elliott’s targeted compensation opportunity, the committee considered his tenure and experience, as well as his compensation relative to other senior executives in the company. For Mr. O’Hanley, the committee targeted his compensation opportunity slightly above market median levels for heads of institutional asset management businesses, recognizing that Mr. O’Hanley oversees a larger amount of assets under management as compared to his peers.

The committee approved a targeted pay mix of approximately 60% of Mr. Kelly’s 2008 total compensation in equity awards and approximately 40% of his total compensation in cash. For the other named executive officers, the committee approved a pay mix of approximately 50% of their total compensation in equity awards and the remaining 50% in cash. The percentage allocation of equity awards for our Chief Executive Officer is greater than our other named executive officers to further tie the Chief Executive Officer’s incentive compensation to stockholder value creation. The committee believed that this mix provides significant upside for strong performance and significant downside for poor performance.

The following table sets forth the targeted compensation opportunity (by each form of compensation and total targeted opportunity) established in March 2008 for each named executive officer for 2008:

	Base Salary	Targeted Cash Incentive Award Opportunity*	Targeted Equity Award		Targeted Total Compensation Opportunity
Name			Performance Shares	Stock Options
Kelly	$1,000,000	$6,000,000	$2,375,000	$7,125,000	$16,500,000
Hassell	$800,000	$3,500,000	$1,175,000	$3,525,000	$9,000,000
Elliott	$675,000	$2,250,000	$643,750	$2,181,250	$5,750,000
Gibbons	$625,000	$1,900,000	$568,750	$1,706,250	$4,800,000
O’Hanley	$675,000	$6,000,000	$1,562,500	$4,687,500	$12,925,000

*	Actual Cash Incentive Awards for 2008 were zero, as described below.

Base Salary

Base salaries are the sole fixed source of compensation paid periodically throughout the year. The committee sets base salaries for each named executive officer based on his position, level of responsibilities and competitive market data. In March 2008, the committee reviewed the base salaries of our named executive officers. Based on the committee’s review, the committee approved a $25,000 increase in base salary for Mr. Kelly to set his base salary at the median level of our peer group.

When the Board appointed Mr. Gibbons as the company’s new Chief Financial Officer effective July 1, 2008, Mr. Gibbons agreed to waive his right under his transition agreement to receive certain benefits if he elected to terminate his employment with the company for any reason during the 30-day period immediately following the 30-month anniversary of the merger. Mr. Gibbons also agreed that the change of his responsibilities in becoming the Chief Financial Officer would not constitute “Good Reason” under the transition agreement for his termination of employment. On July 7, 2008, in consideration of his increased responsibilities and upon the condition that Mr. Gibbons agree with the terms stated above, the committee approved an increase in Mr. Gibbons’ base annual salary from $625,000 to $650,000.

Other than the increases in base salary for Messrs. Kelly and Gibbons described above, the committee determined to maintain 2008 base salaries for our named executive officers at the 2007 levels.

2008 Annual Cash Incentives Under the EICP

The committee adopted in March 2008, and our stockholders approved in April 2008, the company’s EICP. Under the EICP, our named executive officers have the opportunity to earn annual cash incentive awards based on achievement of pre-established financial, business unit and individual performance goals for the year. In the event that the committee elects to make awards under the plan, the committee is required to establish the scope of the awards and the conditions for payments of awards under the plan for a particular year at the beginning of that year.

The following is a description of the terms and conditions of cash incentive awards intended to be paid to our named executive officers for 2008 performance under the EICP (as approved by the committee in March 2008).

EPS as Performance Measure. Performance for 2008 was measured based on the company’s 2008 EPS from continuing operations, before the cumulative effect of accounting changes and extraordinary items, as disclosed in the company’s annual report on Form 10-K. After careful consideration, Mr. Kelly recommended the use of EPS to the committee as the single best measure of the financial performance of the company because at that time, Mr. Kelly believed that EPS was the best measure to assure that net income growth is being achieved in a manner that is accretive to stockholders. After consulting with its advisors and after careful deliberation, the committee approved the use of EPS as the measure of corporate performance for 2008.

Minimum Funding Goal. The committee determined that the company must achieve a minimum of $2.66 earnings per share to trigger any payments under the EICP for 2008 performance. We refer to this as the “minimum funding goal.”

Total Targeted Cash Incentive Opportunity. The committee approved the dollar amount of a targeted cash incentive opportunity for each named executive officer for 2008 and a range of payments from 0% to 200% of the targeted opportunity depending on achievement of pre-established corporate, business unit, if applicable, and individual performance goals for 2008, which are explained below.

Corporate Performance Goals. The committee approved pre-established corporate performance goals for 2008, which are separate from the minimum funding goal. The 2008 corporate performance goals were as follows:

➢	Maximum (required to be met for payout of “maximum” corporate award component, which is 200% of the targeted corporate award component) — EPS of $3.25, corresponding to EPS growth of 24% over 2007;

➢	Target (required to be met for the payout of “target” corporate award component) — EPS of $2.97, corresponding to EPS growth of 13% over 2007; and

➢

Threshold (required to be met for payout of “threshold” corporate award component, which is 25% of the targeted corporate award component) — EPS of $2.70, corresponding to EPS growth of 3.0% over 2007.

The following table displays Threshold, Target and Maximum annual cash incentives that were eligible for payment pursuant to the corporate performance goals established for 2008. Amounts between thresholds are interpolated.

	Threshold	Target	Maximum
Kelly	$1,125,000	$4,500,000	$9,000,000
Hassell	$656,250	$2,625,000	$5,250,000
Elliott	$421,875	$1,687,500	$3,375,000
Gibbons	$356,250	$1,425,000	$2,850,000
O’Hanley	$525,000	$2,100,000	$4,200,000

Individual and Business Unit Performance Goals. The committee established individual performance goals for Messrs. Kelly and Hassell for 2008 after the committee discussed these goals with each of Messrs. Kelly and Hassell and reviewed their individual performance in 2007. Mr. Kelly suggested individual goals for Messrs. Elliott, Gibbons and O’Hanley after Mr. Kelly discussed these goals with each of Messrs. Elliott, Gibbons and O’Hanley and reviewed their individual performance in 2007. Individual goals were tailored for each named executive officer’s particular position but generally related to areas such as risk, compliance, governance, merger synergies/integration, core values, leadership, diversity and employee engagement. Because Mr. O’Hanley is also responsible for running our asset management business, Mr. O’Hanley’s targeted cash incentive award was also partially based on the achievement of business unit performance goals, which were based on the asset management business’ actual operating plan pre-tax income results for the year against budget and other relevant financial measures. Mr. Kelly then recommended these goals for each of Messrs. Elliott, Gibbons and O’Hanley to the committee. The committee then reviewed Mr. Kelly’s recommendations in consultation with its independent advisors and, after careful deliberation, approved the goals.

Allocation of Targeted Opportunity Among Pre-Established Goals. The committee allocated each named executive officer’s targeted cash incentive opportunity among categories based on the type of performance to be measured for 2008 as follows:

	Corporate EPS Goal	Business Unit Goal	Individual Goals
Kelly	75%	—	25%
Hassell	75%	—	25%
Elliott	75%	—	25%
Gibbons	75%	—	25%
O’Hanley	35%	45%	20%

Review of Results. Actual results for 2008 were evaluated by the committee in February 2009. Determination of the corporate portion of the targeted opportunity is based on the company’s actual results for the year, although the committee has negative discretion to reduce the size of the cash incentive awards otherwise payable to our named executive officers. Determination of the individual portion of the award is based on the discretion of the committee after its review of individual performance for the year. Accordingly, the committee has positive and negative discretion in determining the actual amount of the individual portion of an award provided that the company has achieved the minimum funding goal for that year. Amounts earned, if any, are paid in the first quarter of the following year.

Actual Results for 2008. Our financial results for 2008 are discussed in detail in our 2008 annual report. As further discussed in our annual report, while the company delivered solid and profitable results in 2008, our 2008 earnings were down from 2007. As a result, the company’s 2008 EPS of $1.22 was below the 2008 minimum funding goal of EPS of $2.66. Accordingly, the plan was not funded for 2008 and no cash incentive payments for any of corporate, business unit or individual performance were made to any of our named executive officers for 2008 under the EICP.

Equity Awards

Equity incentive awards are intended to be a key element of the company’s pay-for-performance compensation program. In 2008, approximately 75% of the equity awards granted by the committee were in the form of stock options and approximately 25% were granted in the form of performance shares. The purpose of these awards is to align a significant portion of our named executive officers’ compensation with changes in our stock price over a multiple-year period, based on performance of our stock on an absolute or stand-alone basis (with respect to the stock options) and performance of our stock compared to the performance of the stock of our peers (with respect to the performance shares). In approving the 75/25 allocation between stock options and performance shares, the committee determined to emphasize rewarding absolute stock value (which links the executives’ interests directly with stockholders’ interests) over relative performance.

Equity award grants were made in March 2008. To determine the actual number of stock options and performance shares awarded, approximately 75% of the total targeted value of the award was allocated to the stock option portion of the award and approximately 25% of the total targeted value of the award was allocated to the performance share portion of the award. The committee then used a share price of $46.27, which was the average closing price of our common stock on the New York Stock Exchange for the first 30 trading days in 2008, to determine the number of shares attributable for each award. The committee used the average closing price over the 30 trading-day period to mitigate the impact of any short-term volatility in the stock price. The performance share portion of the award was then divided by $46.27 to determine the number of shares subject to that portion of the award. To determine the actual number of stock options awarded, the targeted stock option value was divided by $9.254, which reflects $46.27 multiplied by an estimated Black-Scholes value of 20%. The estimated Black-Scholes value was determined on the same basis used to determine market long-term incentive values. These valuation methods differ from the accounting expense reported for these awards in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

	Target Value of Performance Shares ($)	# of Performance Shares	Target Value of Stock Options ($)	# of Stock Options	Total Target Value of Equity Awards ($)
Kelly	$2,375,000	51,329	$7,125,000	769,937	$9,500,000
Hassell	$1,175,000	25,394	$3,525,000	380,916	$4,700,000
Elliott	$643,750	13,913	$2,181,250	235,709	$2,825,000
Gibbons	$568,750	12,292	$1,706,250	184,380	$2,275,000
O’Hanley	$1,562,500	33,796	$4,687,500	506,538	$6,250,000

While the 30-day average trading price was used to determine the number of shares to be granted in 2008, the exercise price for stock options granted on March 10, 2008 was the actual closing price of our common stock on that date, which was $42.31 per share.

Performance Shares. The committee used performance shares to reward named executive officers based on the company’s total shareholder return, which we refer to as “TSR,” compared to the total shareholder return of the companies in our peer group and the S&P 500 Financials Index during a three-year period of 2008 through 2010. The S&P 500 Financials Index was used in addition to the peer group to assess the degree to which the company creates value relative to the broader market as well as versus peers. The actual number of shares of our common stock that a named executive officer may receive at the end of the three year performance period is based on the company’s actual TSR relative to our peer group and the S&P 500 Financials Index. TSR performance is weighted two-thirds relative to the peer companies and one-third relative to the S&P 500 Financials Index. The committee has negative discretion with respect to the determination of the final amounts of performance shares granted at the end of the three-year period, which means that the committee has the authority to reduce the size of the performance share awards otherwise payable to the named executive officers.

The following chart illustrates what payouts would be at the various percentile ranks for company TSR performance compared to the peer group and the S&P 500 Financials Index. Payouts for performance between listed percentiles are interpolated.

	2008-2010 Performance Share Payout Schedule
	Relative TSR Percentile Rank	Payout (% of Target)
Superior	75th and >	200%
	70th	180%
	65th	160%
	60th	140%
	55th	120%
Target	50th	100%
	45th	75%
	40th	50%
Threshold	35th	25%
	< 35th	0

Dividends on performance shares are accrued and paid based on the number of shares earned when the shares are distributed at the end of the three-year performance period.

Stock Options. The committee notes that stock options reward absolute, not relative, stock price performance. Options vest 25% per year over four years from the date of grant and have a 10-year maximum term.

Additional Option Award to Mr. Gibbons. In connection with Mr. Gibbons’ appointment as Chief Financial Officer and his related agreement to amend his transition agreement, on July 7, 2008, the committee approved a grant to Mr. Gibbons of a stock option with an intended value of $325,000. To determine the actual number of stock options awarded, the targeted stock option value of $325,000 was divided by $8.5186, which reflects $42.5930 multiplied by an estimated Black-Scholes value of 20%. The estimated Black-Scholes value was determined on the same basis used to determine market long-term incentive values. As a result, Mr. Gibbons received a stock option for 38,152 shares of our common stock with an exercise price of $34.63 per share (the actual closing price of our common stock on the date of grant). The stock option vests 25% per year over four years from the date of the grant and has a 10-year term.

Vesting of “Integration” Award to Mr. Kelly. Prior to our merger in July 2007, the Mellon Compensation Committee approved a special award to Mr. Kelly of restricted stock units with an estimated value of $1.5 million at the time of grant. The Mellon committee made this award in light of Mr. Kelly’s leadership role in the merger and to motivate Mr. Kelly to succeed in integrating the two constituent companies. As noted in the Options Exercised and Stock Vested Table below, one-third of this award vested on January 2, 2008 and was subsequently settled in cash as required under the award agreement. Under the terms of the award, the remaining two-thirds of this award could vest for 2008, contingent on Mr. Kelly’s continued employment and the satisfactory progress of the merger integration (as determined by the Integration Committee of the Board). For 2008, the Integration Committee determined that the condition with respect to satisfactory progress on the merger had been met. Because this and the other conditions had been satisfied, two-thirds of these restricted stock units vested on January 2, 2009, and were subsequently settled in cash as required under the award agreement.

Other Compensation Programs and Practices

As summarized below, our named executive officers also participated in various retirement plans and deferred compensation plans, and received certain perquisites in 2008.

Retirements Plans

As a result of the merger, we assumed certain existing agreements and plans between each named executive officer and Bank of New York or Mellon. Details relating to each plan are included under Retirement Plans below.

Perquisites

We provided generally the same kinds and levels of perquisites to the named executive officers in 2008 that they had received from Bank of New York or Mellon prior to the merger. In addition, as part of the three-year integration period associated with the merger, the company provided benefits (including tax gross-up and equalization benefits) to Mr. Elliott, who resides in Pittsburgh and uses an apartment when working in New York. However, early in 2008 and before our participation in the TARP Capital Purchase Program, we eliminated the Mellon historical practice of grossing up for taxes on perquisites (except for the tax gross-up and equalization benefits provided to Mr. Elliott and a final tax gross-up relating to Mr. Kelly’s 2007 relocation).

In 2008, the committee reviewed the perquisites provided to the named executive officers and determined to reduce significantly the perquisites effective as of January 1, 2009. In making its determination, the committee’s primary focus was to retain perquisites that were important for the conduct of the business and for security reasons. The committee elected to discontinue financial planning services, personal cars, parking, supplemental long-term disability insurance, medical physical examinations, personal use of club memberships, home security and personal liability insurance perquisites. The following perquisites are the only perquisites offered to the named executive officers in 2009:

Perquisites	Description
Car and Driver	Each named executive officer will have access to a car and driver to provide personal security and allow for more effective use of travel time.

Executive Life Insurance	The named executive officers will be covered by our now grandfathered life insurance plans, which are described in further detail in the footnotes to the Summary Compensation Table below.

Personal Use of Corporate Aircraft	The committee adopted a new policy with respect to the personal use of corporate aircraft. Under the policy, company aircraft is intended to be used primarily as a transportation tool for employees, directors and authorized guests for the company’s business purposes. For security purposes and to make the most efficient use of their time, the Chief Executive Officer and the President should make every prudent use of the company aircraft. Under the policy, the Chief Executive Officer or his designee must approve personal use by any other employee in advance unless incidental to a business use, and approvals should only be granted under very unusual and rare circumstances. The committee receives an aircraft usage report on a semi-annual basis.

In addition, the company will continue to provide benefits to Mr. Elliott in connection with his use of an apartment when working in New York as part of the three-year integration period associated with the merger.

Deferred Compensation

For amounts earned in 2008 and 2009, named executive officers are eligible to participate in one of two deferred compensation programs depending on whether the executive was formerly employed by Mellon or Bank of New York prior to the merger.

Messrs. Kelly, Elliott and O’Hanley are eligible to participate in the Mellon Elective Deferred Compensation Plan for Senior Officers, which the company assumed by operation of law in the 2007 merger. A description of this plan is provided below in Nonqualified Deferred Compensation. Executives formerly employed by Bank of New York may not participate in this plan. The company is not permitted to amend or terminate the Mellon Elective Deferred Compensation Plan for Senior Officers for two years following the change in control (which occurred May 24, 2007, when the Mellon shareholders approved the merger) in connection with the merger. After May 24, 2009, the company may amend or terminate the plan. No amendment may decrease any participant’s account balance earned prior to the date of the amendment.

The company adopted a deferred compensation plan that provides a select group of executives with a way to defer pretax bonus compensation beginning with compensation earned in 2008. A description of this plan is provided below in Nonqualified Deferred Compensation. Messrs. Hassell and Gibbons were entitled to participate in this plan for amounts earned in 2008.

Stock Ownership and Retention Guidelines

The committee adopted stock ownership and stock retention guidelines for the named executive officers. The committee reviewed the stock ownership and stock retention guidelines and adjusted the stock ownership guidelines to bring these guidelines in line with market practice. The committee believes that stock ownership is one of the most direct ways to align the long-term interests of the named executive officers with the long-term interests of our stockholders. The guidelines are as follows:

Named Executive Officer	Ownership Guideline (Multiple of Salary)	Retention Guideline
Kelly	5x	50%
Hassell	4x	50%
Elliott	4x	50%
Gibbons	4x	50%
O’Hanley	4x	50%

Under the stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock equal to a multiple of his base salary. All of the named executive officers currently meet the stock ownership guideline requirement. For purposes of determining a named executive officer’s ownership stake, we include shares owned outright, unvested restricted shares, restricted share units, deferred share awards and shares held in our employee stock purchase and retirement plans. Unvested performance shares and unexercised stock options are not counted toward compliance with this requirement.

Under the stock retention guideline, named executive officers must retain 50% of the net after-tax shares that the named executive officer receives from exercises of stock options, vesting of restricted shares and payment of other long-term equity awards during the named executive officer’s tenure with us. This guideline applies only to awards made after January 1, 2008. This guideline permits certain sales by named executive officers to allow for diversification commencing five years before normal retirement which, for these purposes, we define as age 65.

2008 Compensation Decisions With Respect to Messrs. Renyi and Van Saun

Compensation of Thomas A. Renyi (our former Executive Chairman) and Bruce W. Van Saun (our former Vice Chairman and Chief Financial Officer) is also included in the Summary Compensation Table.

Based on a mutual agreement with the company, Mr. Renyi retired as the company’s Executive Chairman and as a director effective July 31, 2008. In light of Mr. Renyi’s services to the company following the merger, the committee elected to provide to Mr. Renyi the same benefits which, under his Service Agreement with the Bank of New York (which the company assumed by operation of law), would have been payable if his service with the company had continued through December 31, 2008. In addition, the committee agreed to provide an additional five months of vesting, through December 31, 2008, under Mr. Renyi’s April 2, 2007 restricted share unit and stock option agreements.

Mr. Van Saun ceased to serve as our Chief Financial Officer on July 1, 2008. In connection with Mr. Van Saun’s cessation of service, he is entitled to receive the payments and other benefits provided for in his transition agreement with Bank of New York (which the company assumed by operation of law in the merger).

The committee considered and approved equity awards for Messrs. Renyi and Van Saun in March 2008 at the same time (and following the same procedure) that the committee approved the equity awards discussed above. The following table sets forth the details of these awards:

	Target Value of Performance Shares ($)	# of Performance Shares	Target Value of Stock Options ($)	# of Stock Options	Total Target Value of Equity Awards ($)
Renyi	$1,600,000	34,580	$8,000,000	864,491	$9,600,000
Van Saun	$762,500	9,185	$2,287,500	247,190	$3,050,000

Mr. Renyi will be entitled to receive one-third of the performance shares after the end of the three-year performance period based on performance. Mr. Van Saun will be entitled to receive a pro rata portion of the performance shares based on the number of months that he served in 2008.

Although Mr. Renyi was eligible to receive an annual cash incentive award under the EICP for 2008, because the company did not achieve the minimum funding goal (as discussed above), no payments were made to Mr. Renyi for 2008 under the EICP.

The Summary Compensation Table below sets forth amounts paid or payable to Messrs. Renyi and Van Saun for 2008.

Troubled Asset Relief Program

On October 28, 2008, as part of the TARP Capital Purchase Program, the company sold 3,000,000 preferred shares and issued a 10-year warrant to purchase up to 14,516,129 shares of the company’s voting common stock at an exercise price of $31.00 per share, to the Treasury for an aggregate purchase price of $3.0 billion in cash.

The purchase agreement subjects the company to certain of the executive compensation limitations included in EESA. As a condition to the closing of the transaction, each named executive officer:

•

waived claims against the Treasury or the company for any changes to his compensation or benefits that are required to comply with the regulations issued by the Treasury as published in the Federal Register on October 20, 2008;

•

acknowledged that the Treasury regulations may require modification of the company’s compensation, bonus, incentive and other benefit plans and agreements (including any “golden parachute” agreements) to the extent the plans and agreements relate to the period during which the Treasury holds the company’s securities acquired through the TARP Capital Purchase Program, which we refer to as the “TARP restricted period”; and

•

entered into a letter agreement with the company amending the company’s compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements that are required in order to comply with Treasury regulations, as published in the Federal Register on October 20, 2008, during the TARP restricted period.

Under the letter agreements, each named executive officer agreed to eliminate any golden parachute payment to him during the TARP restricted period. Under the Treasury regulations applicable to the letter agreements, a golden parachute is a payment on account of severance greater than 2.99 times the named executive officer’s average five-year W-2 income from the company to that person. Each named executive officer also agreed that the company may “clawback” any bonus and incentive compensation paid to him during the TARP restricted period if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Finally, each named executive officer agreed during the TARP restricted period to negotiate in good faith any revisions to any plan or agreement that is required as a result of the committee’s review of the company’s compensation plans and agreements to ensure that the plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the company.

No money received by our company in connection with our participation in the TARP Capital Purchase Program was used to pay bonuses or other compensation to our named executive officers or in determining whether our named executive officers achieved performance goals.

American Recovery and Reinvestment Act of 2009

On February 17, 2009, President Obama signed ARRA. Among other things, ARRA significantly expanded and changed Section 111 of EESA. Under the new act, during the TARP restricted period, the company may not pay (or accrue) any bonus, retention award or incentive compensation to the named executive officers. This prohibition does not apply to any bonus required to be paid pursuant to written employment contracts executed on or before February 11, 2009. In addition, the new act permits payment of long-term restricted stock so long as the value does not exceed one-third of the employee’s total annual compensation and does not fully vest during the TARP restricted period. The Treasury may also impose other restrictions or terms relating to this kind of grant.

The new act also prohibits the company from making any payments during the TARP restricted period to any named executive officer in connection with his departure from the company for any reason except for payments for services performed or benefits accrued.

ARRA requires both the Treasury and the SEC to issue rules to implement these new executive compensation restrictions. As of March 9, 2009, neither the Treasury nor the SEC had issued these rules.

Review of Arrangements to Assure No Unnecessary or Excessive Risks

Section 111(b)(2)(A) of EESA required the committee to review within 90 days after the adoption of EESA the named executive officers’ incentive compensation arrangements with the company’s senior risk officer to ensure that the named executive officers’ incentive compensation arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the company. The committee met in December 2008 and January 2009 to conduct its review, and the certification required to be made by the committee in connection with its review of named executive officers’ incentive compensation arrangements is set forth under the Report of the Human Resources and Compensation Committee below.

ARRA amended Section 111(b)(2)(A) of EESA and requires, among other things, that during the TARP restricted period, the committee meet at least semi-annually with the company’s senior risk officers to discuss and review the relationship between the company’s risk management policies and practices and the named executive officers’ incentive compensation arrangements. The committee will certify that it has completed such review as provided in EESA.

Changes in the 2009 Compensation Program for Named Executive Officers

In connection with the committee’s review of the compensation arrangements of our named executive officers as required by EESA and after consultation with its consultants and careful deliberation, the committee, in consultation with its independent advisors, has decided to modify the terms of the annual cash incentive awards under the EICP for 2009 and the terms of equity incentive awards for 2009.

With respect to the annual cash incentive awards to our named executive officers under the EICP for 2009, the committee has decided to base the minimum funding trigger for payment of annual cash incentives on the achievement of a pre-established minimum capital target (which is 100 basis points above the required level for

“well-capitalized institutions,” excluding any amounts received in connection with TARP in the calculation to ensure that TARP funds are not indirectly taken into account in any bonus determination) and the achievement of positive operating EPS. In the event that the minimum funding requirements are achieved, the committee will determine any actual amounts of cash incentives to be paid to the named executive officers for 2009 performance based on a review of qualitative and quantitative factors. Quantitative factors include an assessment of our operating EPS relative to pre-established goals, our reported EPS (both absolute and relative to our peers) and our return on deployed economic capital. Qualitative factors include strategic and operational goals which vary by each executive’s individual responsibilities. The committee has full discretion to determine final cash incentive awards that the named executive officers may otherwise earn, assuming the minimum funding triggers are met.

In addition, given the volatility of the stock market, the constantly changing market conditions and the unprecedented changes in the financial services sector, the committee determined that any 2009 equity incentive awards to our named executive officers will be an equal combination (i.e., 50/50) of stock options and shares of restricted stock that vest over time. The committee determined not to tie vesting of 2009 equity awards to specific performance measures (other than our company stock price) because of the extreme volatility in the stock market and the unprecedented changes in the financial services sector.

During the TARP restricted period, awards to any individual who is one of our senior executive officers or one of our most highly compensated employees under ARRA may be affected by ARRA and the regulations as may be adopted pursuant to ARRA. The company may reduce, delay vesting, revoke, cancel, clawback or impose different terms and conditions and/or pay the award in an alternative form for any individual who is one of our senior executive officers or most highly compensated employees under ARRA if the company deems it necessary or advisable to do so in order to comply with EESA or other applicable law or regulation. All determinations with respect to the impact of ARRA on any awards shall be made by the company in its discretion.

In making its decisions, the committee believes that the most prudent approach in setting compensation for our named executive officers in the extraordinary 2009 environment is to consider compensation on a year-by-year basis, taking into account all relevant factors including how best to meet the requirements of TARP, how to motivate and retain our named executive officers during these turbulent times and to focus our named executive officers’ attention on achieving our company’s objectives. This approach gives the committee the most flexibility in this unprecedented environment. As the company progresses through 2009, the committee will evaluate the effectiveness of the performance goals and may consider other alternatives to compensate our named executive officers for 2009.

In addition, because of the significant changes in the financial services sector in 2008, the committee adopted a new peer group to be used for benchmarking purposes for 2009 compensation decisions. The companies were selected based on their mix of business, companies from which we recruit executive talent and size. The committee also considered our company’s revenue and market capitalization relative to peers. The following is the new peer group for 2009:

American Express	Northern Trust Corporation
Bank of America	The PNC Financial Services Group Inc.
BlackRock Inc.	Prudential Financial Inc.
Charles Schwab	State Street Corporation
Citigroup	U.S. Bancorp
JPMorgan Chase	Wells Fargo & Company

Change in Control Arrangements

Each named executive officer has change in control arrangements with us that we assumed in connection with the merger.

During the second half of 2008, the committee asked management and Mercer (management’s compensation consultant) to gather information about what change in control arrangements were in place in the company’s peer group and to make recommendations about current market practices and also best practices in this area. The committee reviewed the data and also reviewed preliminary recommendations with its advisors. Although the overall objective was to harmonize benefits among the members on the company’s executive committee, further discussions were postponed because of the limitations referred to under EESA Section 111.

Additionally, existing change in control agreements between certain of our executives and Bank of New York, which were assumed by our company by operation of law in connection with the merger, were supported by a letter of credit. This letter of credit was eliminated by the committee in 2008, based on the company’s determination that the letter of credit was no longer necessary to support payments under these agreements and was an unnecessary additional cost to the company.

Recovery of Payments

In July 2008, the committee adopted a new recoupment policy with respect to equity awards made by the company to its executives, including the named executive officers. Under the policy, the company may cancel all or any portion of unvested equity awards made after the adoption of the policy and require repayment of any shares (or values thereof) of the award or amounts which were acquired from the award if:

•

an executive engages in conduct or it is discovered that the executive engaged in conduct that is materially adverse to the interests of the company, including failure to comply with the company’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

•	during the course of the executive’s employment, the executive engages in solicitation and/or diversion of customers or employees and/or competition with the company; or

•

following termination of the executive’s employment with the company for any reason, with or without cause, the executive violates any post-termination obligations or duties owed to the company or any agreement with the company.

In addition, as noted above, in connection with the TARP Capital Purchase Program, the company was required to provide for the recovery of any bonus or incentive compensation paid to any named executive officer based on financial statements or any other performance metric that are later proven to be materially inaccurate. In order to comply with this requirement, each named executive officer agreed in his letter agreement that bonus and incentive compensation paid to the executive during the period that the Treasury holds an equity or debt position acquired under the TARP Capital Purchase Program are subject to recovery or “clawback” by the company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “IRC,” imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer and three other most highly compensated officers each year. This limitation does not apply to compensation that meets the requirements under IRC Section 162(m) for “qualifying performance-based” compensation, which is compensation paid when an individual’s performance meets pre-established objective goals based on performance criteria approved by the company’s stockholders. Where practical, the company’s compensation programs were designed so that all compensation paid to the named executive officers would qualify for an income tax deduction.

Any company that participates in the TARP Capital Purchase Program is subject to new IRC Section 162(m)(5), which reduces the $1 million deduction limit to $500,000 and now covers the chief financial officer as well as the chief executive officer and the three other most highly compensated officers. In addition, as a condition to participating in the TARP Capital Purchase Program, the company agreed that it will not claim any deduction for federal income tax purposes for remuneration that would not be deductible if IRC Section 162(m)(5) were to apply to the company. For this purpose, during the TARP restricted period:

•	the company will be treated as an “applicable employer” under IRC Section 162(m):

•	the named executive officers are treated as “covered executives”; and

•

any taxable year that includes any portion of that period is treated as an “applicable taxable year,” except that the dollar limitation and the remuneration for the taxable year are prorated for the portion of the taxable year that the Treasury holds an equity or debt position in the company under the TARP Capital Purchase Program.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. On the basis of such review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K and this proxy statement.

The committee also certifies that it has reviewed with senior risk officers the senior executive officers’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the company.

By: The Human Resources and Compensation Committee

Wesley W. von Schack, Chairman

Ruth E. Bruch

Edmund F. Kelly

Richard J. Kogan

Samuel C. Scott III

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of our principal executive officer, our principal financial officer and the three most highly compensated executive officers (other than our principal executive officer and principal financial officer) at December 31, 2008. The following table also shows the compensation of Mr. Bruce Van Saun, our former Chief Financial Officer who ceased serving as our Chief Financial Officer on July 1, 2008, and Mr. Thomas Renyi, our former Executive Chairman who retired on July 31, 2008. References throughout this proxy statement to “named executive officers” refer to Messrs. Kelly, Gibbons, Hassell, Elliott and O’Hanley and do not refer to Messrs. Renyi and Van Saun. Under SEC rules, we are only required to include information relating to periods after July 1, 2007, which was the date on which Bank of New York and Mellon merged into us. However, we have elected to provide information for the full 2007 year in order to provide a complete understanding of the compensation paid to our named executives in that year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total Compensation
ROBERT P. KELLY	2008	$993,750	$0	$5,164,557	$4,569,082	$0	$2,221,054	$340,113	$13,288,556
Chairman and Chief Executive Officer(1)	2007	$975,000	$7,500,000	$3,604,557	$2,090,700	$0	$4,286,296	$1,661,227	$20,117,780

THOMAS P. GIBBONS	2008	$651,923	$0	$2,907,366	$1,197,449	$0	$338,629	$173,604	$5,268,971
Chief Financial Officer(5)

GERALD L. HASSELL	2008	$818,462	$0	$1,536,998	$3,815,232	$0	$1,138,632	$218,197	$7,527,521
President(1)	2007	$800,000	$1,839,000	$2,722,817	$1,973,047	$3,411,000	$773,913	$234,545	$11,754,322

STEVEN G. ELLIOTT	2008	$675,000	$0	$3,005,072	$5,944,488	$0	$715,628	$418,690	$10,758,878
Senior Vice Chairman(1)	2007	$675,000	$3,100,000	$7,207,626	$2,596,330	$0	$5,741,433	$428,846	$19,749,235

RONALD P. O’HANLEY	2008	$675,000	$0	$4,338,987	$2,584,406	$0	$119,365	$41,139	$7,758,897
Vice Chairman	2007	$675,000	$6,500,000	$2,953,168	$1,256,476	$0	$93,499	$25,778	$11,503,921
THOMAS A. RENYI	2008	$606,411	$0	$34,026	$12,580,271	$0	$1,106,697	$690,174	$15,017,579
Former Executive Chairman(1)(6)	2007	$1,000,000	$2,628,000	$6,723,901	$6,704,758	$4,872,000	$0	$235,746	$22,164,405

BRUCE W. VAN SAUN	2008	$340,000	$0	$4,132,124	$2,332,746	$0	$0	$17,529,398	$24,334,268
Former Vice Chairman and Chief Financial Officer(7)	2007	$650,000	$1,314,000	$2,840,606	$1,303,777	$2,436,000	$186,339	$184,978	$8,915,700

(1)	Messrs. Kelly, Hassell, Elliott and Renyi also served as directors in 2007 and 2008. They did not receive any additional compensation for this service. Messrs. Elliott and Renyi resigned as directors effective July 31, 2008.

(2)	Computed in accordance with Financial Accounting Standards No. 123 (as revised in 2004), which we refer to as “FAS 123R,” using the assumptions underlying the valuation of equity awards set forth in footnote 20 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2008 and December 31, 2007 or for awards made prior to July 1, 2007, according to the assumptions of Mellon and Bank of New York, as reported in their respective annual reports on Form 10-K for the year ended December 31, 2006. Under FAS 123R, our compensation cost relating to a stock or option award is generally recognized over the period of time in which the named executive officer is required to provide service to us in exchange for the award. The entire value of Mr. Elliott’s 2008 awards was expensed in 2008 due to his retirement eligibility.

(3)

The amount disclosed in this column for 2007 represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Elective Deferred Compensation Plan for Senior Officers. Messrs. Hassell, Renyi and Van Saun did not participate in a deferred compensation program in 2007. The total amount disclosed for Messrs. Kelly, Elliott and O’Hanley is divided as follows: Mr. Kelly: increase in present value of accumulated benefit, $4,286,296 and above-market nonqualified deferred compensation earnings, $0; Mr. Elliott: increase in present value of accumulated benefit, $5,649,971 and above-market nonqualified deferred compensation earnings, $91,462; and Mr. O’Hanley: increase in present value of accumulated benefit, $62,936 and above-market nonqualified deferred compensation earnings, $30,563. The increase in present value of accumulated benefit for Mr. Renyi is negative $1,113,006 (this negative amount is not reflected in the amount disclosed above for Mr. Renyi).

The amount disclosed in this column for 2008 represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Elective Deferred Compensation Plan for Senior Officers. Messrs. Gibbons, Hassell, Renyi and Van Saun did not participate in a deferred compensation program in 2008. The total amount disclosed for Messrs. Kelly, Elliott and O’Hanley is divided as follows: Mr. Kelly: increase in present value of accumulated benefit, $2,221,054 and above-market nonqualified deferred compensation earnings, $0; Mr. Elliott: increase in present value of accumulated benefit, $631,672 and above-market nonqualified deferred compensation earnings, $83,956; and Mr. O’Hanley: increase in present value of accumulated benefit, $89,021 and above-market nonqualified deferred compensation earnings, $30,344. The increase in present value of accumulated benefit for Mr. Van Saun is negative $1,041,178 (this negative amount is not reflected in the amount disclosed above for Mr. Van Saun).

(4)	The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2008:

Name	Perquisites and Other Personal Benefits	Payments/ Accruals on Termination Plans/ Arrangements	Contributions to Defined Contribution Plans	Insurance Premiums	Tax Reimbursements	Total
ROBERT P. KELLY	$222,254	$—	$10,219	$98,545	$9,095	$340,113
THOMAS P. GIBBONS	$149,835	$—	$10,350	$13,419	$—	$173,604
GERALD L. HASSELL	$189,959	$—	$10,350	$17,888	$—	$218,197
STEVEN G. ELLIOTT	$268,412	$—	$10,350	$6,715	$133,213	$418,690
RONALD P. O’HANLEY	$28,494	$—	$8,932	$3,713	$—	$41,139
THOMAS A. RENYI	$98,999	$532,538	$8,792	$49,845	$—	$690,174
BRUCE W. VAN SAUN	$160,431	$17,350,097	$9,571	$9,299	$—	$17,529,398

The following is a description of the items comprising “Perquisites and Other Personal Benefits” for each named executive officer for whom a value is disclosed in the table above: Mr. Kelly: relocation expenses ($11,421), use of company car and driver ($185,982), personal use of corporate aircraft ($11,749), home security ($4,577) and amounts paid in respect of club memberships ($8,525); Mr. Gibbons: use of company car and driver ($149,835); Mr. Hassell: use of company car and driver ($189,959); Mr. Elliott: financial planning services ($11,930), allocation of expenses for time not spent at apartment in New York, which is provided by us for business use ($106,521), personal automobile and related expenses ($12,885), use of company car and driver ($110,854), home security ($1,102), parking ($3,180), amounts paid in respect of club memberships ($20,216), medical physical examination ($54) and legacy Mellon Directors’ Charitable Giving Program (a grandfathered plan for certain former Mellon directors which is described in more detail in footnote 5 to the table in Director Compensation) ($1,670); Mr. O’Hanley: financial planning services ($8,900), personal automobile and related expenses ($3,743), personal use of corporate aircraft ($4,196), parking ($3,660) and amounts paid in respect of club memberships ($7,995); Mr. Renyi: use of company car and driver ($98,203) and home security ($796); Mr. Van Saun: use of company car and driver ($160,431).

The amounts identified in the “Contributions to Defined Contribution Plans” column represents matching contributions under our 401(k) plans.

The amounts identified in the “Insurance Premiums” column for 2008 for Messrs. Kelly, Elliott and O’Hanley are comprised of two separate insurance-related payments: amounts paid by us for umbrella insurance coverage (Mr. Kelly: $3,545; Mr. Elliott: $3,545; Mr. O’Hanley: $2,402) and a cash payment equal to the respective executive’s imputed income under the Mellon Senior Executive Life Insurance Plan (Mr. Kelly: $95,000; Mr. Elliott: $3,170; Mr. O’Hanley: $1,311). The amounts identified for Messrs. Gibbons, Hassell, Renyi and Van Saun are also comprised of two separate insurance-related payments: taxable payments made by us for universal life insurance policies (Mr. Gibbons: $10,100; Mr. Hassell: $14,650; Mr. Renyi: $45,480; Mr. Van Saun: $6,820) and premiums for long-term disability insurance (Mr. Gibbons: $3,319; Mr. Hassell: $3,238; Mr. Renyi: $4,365; Mr. Van Saun: $2,479).

The amounts identified in the “Tax Reimbursements” column represent the following: for Mr. Kelly, the final tax gross-up amount paid by us with respect to Mr. Kelly’s relocation expenses and for Mr. Elliott, the tax gross-up and equalization amount paid by us with respect to additional personal tax expenses incurred in connection with his working in our New York City office.

Each amount disclosed in the table above as a perquisite and other personal benefit represents the aggregate incremental cost to us of the particular item being described. The dollar amount associated with personal use of our corporate aircraft was calculated by multiplying the direct hourly operating cost for use of the aircraft by the number of hours of personal use. We calculated the direct hourly operating cost by adding up the total amount spent by us for fuel, maintenance, landing fees, travel and catering associated with the use of corporate aircraft in 2008 and divided this number by the total number of flight hours logged in 2008. Also included in the calculations of dollar amounts associated with personal use of our aircraft are overnight expenses incurred by flight crew during personal use. The dollar amounts identified in connection with personal automobile and related expenses include depreciation of the vehicle and the amount we paid for fuel, maintenance and repairs of the vehicle, automobile insurance, and other vehicle-related expenses. These dollar amounts reflect the aggregate cost to us without deducting any costs attributable to the business use of the vehicle. The dollar amounts identified in connection with use of the company car and driver for each of Messrs. Kelly, Hassell, Elliott, Renyi and Van Saun include the compensation and benefits we provided to the driver, depreciation of the vehicle, the amount we paid for parking, fuel, maintenance and repairs of the vehicle, automobile insurance and other vehicle-related expenses. These dollar amounts reflect the aggregate cost to us without deducting costs attributable to the business use of the vehicles and drivers. For Mr. Elliott, the dollar amounts identified in connection with allocation of expenses for time not spent at the apartment in New York, which is provided by us for business use, were determined by applying the ratio of days not in New York divided by 365 against the cost of the housing for the year.

(5)	Mr. Gibbons became our Chief Financial Officer effective July 1, 2008. Accordingly, no disclosure is required as to Mr. Gibbons’ compensation for 2007.

(6)

Mr. Renyi retired as our Executive Chairman on July 31, 2008. The amounts included for Mr. Renyi are amounts that were paid or are payable to Mr. Renyi pursuant to his service agreement with The Bank of New York (which was assumed by operation of law by the company in the merger). The service agreement provided that Mr. Renyi would retire on December 31, 2008 and, at that time, receive normal retirement and pension benefits provided under the terms of legacy Bank of New York retirement plans in which he participates. Further, the agreement provides that Mr. Renyi will be entitled to an office with secretarial support and the use of a car and driver, in each case until he reaches the age of 80. In addition, Mr. Renyi was entitled to receive his annual base salary through December 31, 2008, a pro rata portion of his annual cash bonus for the year of his termination based on actual performance, accelerated vesting and extended exercisability of his special one-time 700,000 shares (adjusted to 660,380 shares after the merger) option grant and normal retirement and pension benefits provided under the terms of the legacy Bank of New York retirement plans in which he participates. As a condition to Mr. Renyi’s receipt of these benefits, he executed and delivered a general release, releasing us from claims arising prior to the date of his termination. Although Mr. Renyi retired five months earlier than planned, in light of Mr. Renyi’s service since the merger, we agreed to provide to Mr. Renyi certain benefits which, under his service agreement, would have been payable if Mr. Renyi’s service had continued through December 31, 2008. This includes an additional five months of vesting, through December 31, 2008, under Mr. Renyi’s April 2, 2007 restricted share unit and stock option agreements.

(7)	Mr. Van Saun ceased serving as our Chief Financial Officer on July 1, 2008. In connection with such cessation, the amounts included for Mr. Van Saun were paid or are payable to Mr. Van Saun under Section 3(a) of his transition agreement with Bank of New York (which was assumed by operation of law by the company in the merger). Section 3(a) provides that Mr. Van Saun was entitled to receive a cash severance payment in an amount equal to three times the sum of Mr. Van Saun’s annual salary and the highest annual cash bonus earned by Mr. Van Saun in the last three completed fiscal years before termination. In addition, Mr. Van Saun was entitled to receive a pro rata portion of his 2008 annual cash bonus, based on the highest annual cash bonus earned in the last three completed fiscal years before termination. Mr. Van Saun was also entitled to receive a lump sum payment equal to the actuarial equivalent of the additional benefit which Mr. Van Saun would have received under the BNY Tax-Qualified Retirement Plan and the BNY Excess Benefit Plan had he continued employment with us for an additional three years. Mr. Van Saun and his dependents are entitled to participate in all medical and other welfare benefit plans comparable to those he received during his employment with us for the lesser of three years or until he receives comparable benefits from a new employer or he reaches age 65. In addition, the restrictions on the restricted share units comprising the team bonus award granted to Mr. Van Saun immediately after the completion of our merger accelerated and the restricted share units vested in full. In addition, Mr. Van Saun received full vesting of: (i) all stock options granted prior to the completion of our merger and a period of at least three years to exercise vested options following termination of employment, subject to the original terms of the option; (ii) restricted stock, restricted share units and unvested performance awards granted prior to the completion of our merger and already earned at the time of termination, based on actual performance through the end of the performance period (other than unearned, unvested performance shares and performance units, a pro rata portion of which would be paid at the end of the applicable performance period based on actual performance achieved and the number of full months the executive was employed during the performance period and any stock options granted after the completion of our merger and restricted share units granted on April 2, 2007, each of which will vest on a pro rata basis in accordance with their terms); and (iii) restricted stock and restricted share units granted after the completion of our merger as well as pro rata vesting of any performance shares and performance units granted after the completion of our merger (payable to the extent earned based on actual performance as of the end of the applicable performance period), and any options granted after the completion of our merger that are held by such executive would vest and remain exercisable in accordance with their terms. In addition to the existing non-compete and non-solicitation covenants in place under Mr. Van Saun’s existing agreement, as a condition to receiving these payments and benefits, Mr. Van Saun executed and delivered a general release, releasing us from claims arising prior to the date of his termination.

Grants of Plan-Based Awards Table

The following table shows the details concerning the grant of any non-equity incentive compensation and equity-based compensation to each named executive officer during 2008. As further discussed in the Compensation Discussion and Analysis, the non-equity incentive compensation awards were targeted to be made under the EICP. The amounts included in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column show the threshold, target and maximum amounts that were established in March 2008 and targeted to be paid for performance during 2008 under the EICP as measured by the company’s actual performance in 2008. As further discussed in the Compensation Discussion and Analysis and as shown in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, none of the named executive officers received any cash bonus or payments of non-equity incentive plan awards for 2008. Equity awards to Messrs. Kelly, Elliott and O’Hanley in 2008 were made under the Mellon Long-Term Profit Incentive Plan (2004), and equity awards to Messrs. Gibbons, Hassell, Van Saun and Renyi in 2008 were made under the 2003 Bank of New York Long-Term Incentive Plan.

	Award Type	Grant Date	Date Human Resources and Compen- sation Committee took Action to Grant Award(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(6)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
ROBERT P. KELLY	EICP	3/10/2008	3/10/2008	$1,125,000	$6,000,000	$12,000,000
	Stock Options	3/10/2008	3/10/2008	—	—	—	—	—	—	769,937(3)	$42.31	$7,553,082
	Performance Shares(4)	3/10/2008	3/10/2008	—	—	—	12,832	51,329	102,658	—	—	$3,075,634

THOMAS P. GIBBONS	EICP	3/10/2008	3/10/2008	$356,250	$1,900,000	$3,800,000
	Stock Options	3/10/2008	3/10/2008	—	—	—	—	—	—	184,380(3)	$42.31	$1,808,768
	Stock Options	7/21/2008	7/07/2008	—	—	—	—	—	—	38,152(5)	$34.63	$341,159
	Performance Shares(4)	3/10/2008	3/10/2008	—	—	—	3,073	12,292	24,584			$736,537

GERALD L. HASSELL	EICP	3/10/2008	3/10/2008	$656,250	$3,500,000	$7,000,000
	Stock Options	3/10/2008	3/10/2008	—	—	—	—	—	—	380,916(3)	$42.31	$3,736,786
	Performance Shares(4)	3/10/2008	3/10/2008	—	—	—	6,349	25,394	50,788	—	—	$1,521,608

STEVEN G. ELLIOTT	EICP	3/10/2008	3/10/2008	$421,875	$2,250,000	$4,500,000
	Stock Options	3/10/2008	3/10/2008	—	—	—	—	—	—	235,709(3)	$42.31	$2,312,305
	Performance Shares(4)	3/10/2008	3/10/2008	—	—	—	3,478	13,913	27,826	—	—	$833,667

RONALD P. O’HANLEY	EICP	3/10/2008	3/10/2008	$525,000	$6,000,000	$12,000,000
	Stock Options	3/10/2008	3/10/2008	—	—	—	—	—	—	506,538(3)	$42.31	$4,969,138
	Performance Shares(4)	3/10/2008	3/10/2008	—	—	—	8,442	33,769	67,538	—	—	$2,023,438

THOMAS A. RENYI	EICP	3/10/2008	3/10/2008	$937,500	$5,000,000	$10,000,000
	Stock Options	3/10/2008	3/10/2008	—	—	—	—	—	—	864,491(3)	$42.31	$8,480,657
	Performance Shares(4)	3/10/2008	3/10/2008	—	—	—	8,645	34,580	69,160	—	—	$2,072,034

BRUCE W. VAN SAUN	EICP	3/10/2008	3/10/2008	$468,750	$2,500,000	$5,000,000
	Stock Options	3/10/2008	3/10/2008	—	—	—	—	—	—	247,190(3)	$42.31	$2,424,934
	Performance Shares(4)	3/10/2008	3/10/2008	—	—	—	4,120	16,479	32,958	—	—	$987,422

(1)	If the Human Resources and Compensation Committee approved awards in a month that quarterly corporate earnings were being announced, then the date of grant of the awards was two business days after earnings were announced. If the committee approved awards in a month that quarterly earnings were not being announced, then the date of grant was the date the committee approved the award.

(2)	Represents threshold, target and maximum amounts that were targeted to be paid for performance during 2008 under The Bank of New York Mellon Executive Incentive Compensation Plan. As shown in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, none of the named executive officers received any cash bonus or payments of non-equity incentive plan awards for 2008.

(3)	Represents stock options granted as part of the named executive officer’s annual long-term incentive award. As further described in the Compensation Discussion and Analysis, stock options were granted with an exercise price equal to the fair market value on the date of grant and vest in equal installments over four years. The options will expire 10 years after the grant date.

(4)	Performance shares represent a combination of restricted shares and restricted share units granted as part of the named executive officer’s annual long-term incentive award. As further described in the Compensation Discussion and Analysis, the number of restricted shares earned will be determined at the end of the three-year performance period (December 31, 2010) based on total shareholder return (TSR) relative to our peer group and the S&P 500 Financials Index. TSR performance is weighted two-thirds relative to the peer group and one-third relative to the S&P 500 Financials Index.

(5)	Represents stock options granted in connection with Mr. Gibbons’ appointment as Chief Financial Officer and his related agreement to amend his transition agreement. As further described in the Compensation Discussion and Analysis, stock options were granted with an exercise price equal to the fair market value on the date of grant and vest in equal installments over four years. The options will expire 10 years after the grant date.

(6)	The aggregate grant date fair value of awards presented in this column is calculated in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table shows the details concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2008 for each named executive.

	Option Awards							Stock Awards
	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Name		Exercisable	Unexercisable
ROBERT P. KELLY	2006	186,667	93,333	(2)	—	34.3700	2/13/16	217,627	(31)	6,165,373	21,753	(39)	616,262
	2007	96,767	387,068	(3)	—	45.9700	2/20/17	3,987	(32)	112,952	895	(40)	25,355
	2007	76,668	—		—	44.5900	7/23/17				102,658	(41)	2,908,301
	2008	—	769,937	(4)		42.3100	3/10/18

THOMAS P. GIBBONS	1999	2,652	—		—	37.7000	1/12/09	214,690	(33)	6,082,168	24,584	(41)	696,465
	1999	68,103	—		—	37.7000	1/12/09	3,647	(32)	103,320
	2000	2,399	—		—	41.6700	2/8/10
	2000	77,790	—		—	41.6700	2/8/10
	2001	80,189	—		—	57.2600	2/13/11
	2002	92,086	—		—	44.3600	3/12/12
	2002	2,254	—		—	44.3600	3/12/12
	2003	141,510	—		—	24.5200	2/11/13
	2004	117,925	—		—	35.0800	3/4/14
	2005	127,359	—		—	32.2100	3/9/15
	2006	84,906	42,453	(5)	—	37.0900	3/14/16
	2007	26,340	52,682	(6)	—	40.4000	3/13/17
	2007	14,387	28,774	(7)	—	42.8300	4/2/17
	2007	—	16,320	(8)	—	44.5900	7/23/17
	2008	—	184,380	(9)	—	42.3100	3/10/18
	2008	—	38,152	(10)	—	34.6300	7/21/18

GERALD L. HASSELL	1999	2,652	—		—	37.7000	1/12/09	62,182	(34)	1,761,616	50,788	(41)	1,438,824
	1999	108,296	—		—	37.7000	1/12/09	1,313	(32)	37,197
	2000	2,399	—		—	41.6700	2/8/10
	2000	233,451	—		—	41.6700	2/8/10
	2001	235,850	—		—	57.2600	2/13/11
	2002	351,521	—		—	44.3600	3/12/12
	2002	2,254	—		—	44.3600	3/12/12
	2003	353,775	—		—	24.5200	2/11/13
	2004	165,095	—		—	35.0800	3/4/14
	2006	103,774	51,887	(11)	—	37.0900	3/14/16
	2007	63,680	127,362	(12)	—	40.4000	3/13/17
	2007	28,726	57,454	(13)	—	42.8300	4/2/17
	2007	235,846	235,854	(14)	—	43.9300	6/29/17
	2007	—	35,896	(15)	—	44.5900	7/23/17
	2008	—	380,916	(16)	—	42.3100	3/10/18

STEVEN G. ELLIOTT	1999	43,400	—		—	35.4375	5/18/09	92,536	(35)	2,621,545	27,826	(41)	788,311
	2000	100,000	—		—	35.2500	5/15/10	2,580	(32)	73,091
	2001	130,000	—		—	43.1800	5/14/11
	2002	62,654	—		—	38.7000	1/18/12
	2002	156,827	—		—	38.1900	5/20/12
	2003	225,350	—		—	25.6000	5/19/13
	2004	145,455	—		—	27.6700	5/17/14

	Option Awards							Stock Awards
	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Name		Exercisable	Unexercisable
	2005	213,324	—		—	27.9100	5/17/15
	2006	83,734	41,866	(17)	—	37.3300	5/15/16
	2007	39,019	156,076	(18)	—	45.9700	2/20/17
	2007	—	16,876	(19)	—	45.9700	2/20/17
	2007	37,696	—		—	44.5900	7/23/17
	2007	156,667	313,333	(20)	—	44.5900	7/23/17
	2008	—	208,694	(21)		42.3100	3/10/18
	2008	—	27,015	(22)		42.3100	3/10/18

RONALD P. O’HANLEY	1999	14,600	—		—	33.7500	3/2/09	258,995	(36)	7,337,328	67,538	(41)	1,913,352
	2001	20,000	—		—	43.9900	6/18/11	8,485	(32)	240,380
	2002	15,839	—		—	38.7000	1/18/12
	2004	25,940	—		—	33.4700	1/23/14
	2005	24,433	—		—	29.2100	1/24/15
	2006	15,859	7,929	(23)	—	35.0200	1/23/16
	2006	48,034	24,016	(24)	—	37.4300	4/21/16
	2006	—	19,871	(25)	—	36.5600	1/24/13
	2007	77,498	309,991	(26)	—	45.9700	2/20/17
	2007	—	8,006	(27)	—	45.9700	2/20/17
	2007	21,596	—		—	44.5900	7/23/17
	2008	—	506,538	(28)		42.3100	3/10/18

THOMAS A. RENYI	1999	234,538	—		—	37.7000	1/12/09	82,237	(37)	2,329,774	69,160	(41)	1,959,303
	2000	2,399	—		—	41.6700	2/8/10	1,865	(32)	52,835
	2000	469,301	—		—	41.6700	2/8/10
	2001	377,360	—		—	57.2600	2/13/11
	2002	610,956	—		—	44.3600	3/12/12
	2002	2,254	—		—	44.3600	3/12/12
	2003	613,210	—		—	24.5200	2/11/13
	2004	320,756	—		—	35.0800	7/31/13
	2006	176,888	—		—	37.0900	7/31/13
	2007	305,667	—		—	40.4000	7/31/13
	2007	91,981	—		—	42.8300	7/31/13
	2007	660,380	—		—	43.9300	6/29/17
	2007	57,452	—		—	44.5900	7/31/13
	2008	—	518,695	(29)	—	42.3100	7/31/13
	2008	—	345,796	(30)	—	42.3100	7/31/13

BRUCE W. VAN SAUN	1999	61,688	—		—	37.7000	1/12/09	133,388	(38)	3,778,882	32,958	(41)	933,700
	2000	2,399	—		—	41.6700	2/8/10	4,318	(32)	122,329
	2000	139,111	—		—	41.6700	2/8/10
	2001	117,925	—		—	57.2600	2/13/11
	2002	195,860	—		—	44.3600	8/18/11
	2002	2,254	—		—	44.3600	8/18/11
	2003	157,265	—		—	24.5200	8/18/11
	2004	132,076	—		—	35.0800	8/18/11
	2005	113,208	—		—	32.2100	8/18/11
	2006	141,510	—		—	37.0900	8/18/11
	2007	191,042			—	40.4000	8/18/11
	2007	35,476	—		—	42.8300	8/18/11
	2007	17,819	—		—	44.5900	8/18/11

(1)	Valuation based on the December 31, 2008 closing price of $28.33 per share.

(2)	93,333 options vest on February 13, 2009.

(3)	96,767 options vest on February 20, 2009, 96,767 options vest on February 20, 2010, 96,767 options vest on February 20, 2011 and 96,767 options vest on February 20, 2012.

(4)	192,485 options vest on March 10, 2009, 192,484 options vest on March 10, 2010, 192,484 options vest on March 10, 2011 and 192,484 options vest on March 10, 2012.

(5)	42,453 options vest on March 14, 2009.

(6)	26,341 options vest on March 13, 2009 and 26,341 options vest on March 13, 2010.

(7)	14,387 options vest on April 2, 2009 and 14,387 options vest on April 2, 2010.

(8)	16,320 options vest on March 31, 2009.

(9)	46,095 options vest on March 10, 2009, 46,095 options vest on March 10, 2010, 46,095 options vest on March 10, 2011 and 46,095 options vest on March 10, 2012.

(10)	9,538 options vest on July 21, 2009, 9,538 options vest on July 21, 2010, 9,538 options vest on July 21, 2011 and 9,538 options vest on July 21, 2012.

(11)	51,887 options vest on March 14, 2009.

(12)	63,681 options vest on March 13, 2009 and 63,681 options vest on March 13, 2010.

(13)	28,727 options vest on April 2, 2009 and 28,727 options vest on April 2, 2010.

(14)	13,103 options vest on the 1st of each month from January 1, 2009 through June 30, 2010.

(15)	35,896 options vest on March 31, 2009.

(16)	95,229 options vest on March 10, 2009, 95,229 options vest on March 10, 2010, 95,229 options vest on March 10, 2011 and 95,229 options vest on March 10, 2012.

(17)	41,866 options vest on May 15, 2009.

(18)	39,019 options vest on February 20, 2009, 39,019 options vest on February 20, 2010, 39,019 options vest on February 20, 2011 and 39,019 options vest on February 20, 2012.

(19)	16,876 options vest on July 1, 2010.

(20)	156,667 options vest on July 23, 2009 and 156,666 options vest on July 23, 2010.

(21)	52,174 options vest on March 10, 2009, 52,174 options vest on March 10, 2010, 52,173 options vest on March 10, 2011 and 52,173 options vest on March 10, 2012.

(22)	6,754 options vest on March 10, 2009, 6,754 options vest on March 10, 2010, 6,754 options vest on March 10, 2011 and 6,753 options vest on March 10, 2012.

(23)	7,929 options vest on January 23, 2009.

(24)	24,016 options vest on April 21, 2009.

(25)	19,871 options vest on May 19, 2009.

(26)	77,498 options vest on February 20, 2009, 77,498 options vest on February 20, 2010, 77,498 options vest on February 20, 2011 and 77,497 options vest on February 20, 2012.

(27)	8,006 options vest July 1, 2010.

(28)	126,635 options vest on March 10, 2009, 126,635 options vest on March 10, 2010, 126,634 options vest on March 10, 2011 and 126,634 options vest on March 10, 2012.

(29)	129,674 options vest on March 10, 2009, 129,674 options vest on March 10, 2010, 129,674 options vest on March 10, 2011 and 129,673 options vest on March 10, 2012.

(30)	86,449 options vest on March 10, 2009, 86,449 options vest on March 10, 2010, 86,449 options vest on March 10, 2011 and 86,449 options vest on March 10, 2012.

(31)	90,250 shares vest on February 13, 2009, 30,666 shares vest on March 15, 2009, 56,250 shares vest on February 13, 2010 and 40,461 shares vest on February 20, 2010.

(32)	Represents accrued dividends on unvested restricted stock/units and performance share awards.

(33)	47,170 shares vest on March 23, 2009, 15,259 shares vest on March 31, 2009, 53,774 shares vest on March 23, 2010, 14,387 shares vest on April 2, 2010 and 84,100 shares vest on July 2, 2010.

(34)	33,455 shares vest on March 31, 2009 and 28,727 shares vest on April 2, 2010.

(35)	14,750 shares vest on May 15, 2009, 10,652 shares vest on June 15, 2009, 16,315 shares vest on February 20, 2010, 34,320 shares vest on July 1, 2010 and 16,499 shares vest on May 17, 2012.

(36)	8,450 shares vest on April 21, 2009, 6,102 shares vest on June 15, 2009, 37,524 shares vest on February 20, 2010, 186,162 shares vest on July 1, 2010, 7,320 shares vest on December 31, 2011 and 13,437 shares vest on December 31, 2012.

(37)	82,237 shares vest on February 2, 2009.

(38)	133,388 shares vest on January 2, 2009.

(39)	21,753 units vest on January 2, 2009.

(40)	Represents accrued dividends deemed to be reinvested and paid in cash on restricted stock units that vested on January 2, 2009.

(41)	Represents maximum number of performance shares.

Option Exercises and Stock Vested

The following table provides information concerning aggregate exercises of stock options and vesting of stock awards, including restricted stock, restricted share units and similar instruments, during 2008 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
ROBERT P. KELLY	—	$—	87,158	$3,745,137
THOMAS P. GIBBONS	—	$—	66,793	$2,787,272
GERALD L. HASSELL	54,147	$318,254	147,397	$6,540,819
STEVEN G. ELLIOTT	88,400	$1,301,640	179,311	$7,974,051
RONALD P. O’HANLEY	—	—	28,665	$1,205,917
THOMAS A. RENYI	237,162	$1,928,584	205,335	$9,042,805
BRUCE W. VAN SAUN	—	$—	114,962	$5,101,066

Retirement Plans

We assumed the retirement plans of Bank of New York and Mellon by operation of law pursuant to the merger. Following the merger, each named executive continued to participate in the Bank of New York and Mellon retirement plan in which he participated prior to the merger. The following table provides information with respect to each plan that provides for specified payments and benefits to the named executives following, or in connection with, retirement (other than defined contribution plans).

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
ROBERT P. KELLY	Mellon Tax-Qualified Retirement Plan	2.88		$47,791	$—
	Employment Letter Agreement Providing for Supplemental Executive Retirement Benefits	8.13	(2)	$12,594,750	$—
THOMAS P. GIBBONS	BNY Tax-Qualified Retirement Plan	21.58		$604,078	$—
	BNY Excess Plan	21.58		$1,000,909	$—
	BNY SERP	21.58		$1,371,830	$—
GERALD L. HASSELL	BNY Tax-Qualified Retirement Plan	32.25		$1,262,558	$—
	BNY Excess Plan	32.25		$3,463,117	$—
	BNY SERP	32.25		$7,875,948	$—
STEVEN G. ELLIOTT	Mellon Tax-Qualified Retirement Plan	21.39		$709,936	$—
	Mellon IRC Section 401(a)(17) Plan	21.39		$447,986	$—
	Prior Employment Letter Agreement Providing for Supplemental Executive Retirement Benefits	21.39		$18,501,667	$—
RONALD P. O’HANLEY	Mellon Tax-Qualified Retirement Plan	11.91		$157,153	$—
	Mellon IRC Section 401(a)(17) Plan	11.91		$300,942	$—
	Mellon Elective Deferred Compensation Plan for Senior Officers (Pension Make-up)	11.91		$24,938	$—
THOMAS A. RENYI	BNY Tax-Qualified Retirement Plan	36.58		$—	$1,549,679
	BNY Excess Plan(3)	36.58		$5,766,176	$—
	BNY SERP(3)	36.58		$16,033,595	$—
BRUCE W. VAN SAUN	BNY Tax-Qualified Retirement Plan	10.33		$223,109	$—
	BNY Excess Plan	10.33		$393,880	$—

(1)	The present values shown above are based on benefits earned as of December 31, 2008 under the terms of the various plans as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under SFAS No. 87 as of December 31, 2008, including a discount rate of 6.375%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable.

(2)	Mr. Kelly’s employment letter agreement provides a supplemental executive retirement plan benefit which recognizes 5.25 years of service with his former employer for purposes of determining benefits, but not for vesting. The pension value shown includes the full value of his additional service credit; however, Mr. Kelly must complete five years of service with us to vest in this benefit.

(3)	Mr. Renyi elected to receive his pension benefits as a lump sum payment upon termination. In accordance with IRC Section 409A, the payment of his non-qualified pension benefits was delayed six months until February 2, 2009, at which point Mr. Renyi received lump sum payments of $5,766,176 and $16,033,595 under the BNY Excess Plan and the BNY SERP, respectively. The lump sum payments were calculated using the interest rates and the mortality table prescribed by the IRS for the payment of minimum lump sum benefits from qualified pension plans.

Bank of New York Retirement Plans

In 2008, Messrs. Renyi, Gibbons, Hassell and Van Saun participated in the following retirement plans assumed from Bank of New York in the merger:

•	The Retirement Plan of The Bank of New York Company, Inc., which we refer to as the “BNY Tax-Qualified Retirement Plan”;

•	a benefits restoration plan, which we refer to as the “BNY Excess Benefit Plan”; and

•	a supplemental executive retirement plan, which we refer to as the “BNY SERP.”

BNY Tax-Qualified Retirement Plan. This plan is a broad-based funded career average pay formula plan for former Bank of New York U.S.-based employees meeting its eligibility requirements and is subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $230,000 in 2008). Employees participating in the plan prior to January 1, 2006 may choose between a monthly benefit and a lump sum at retirement while other participants will receive monthly benefits at retirement.

BNY Excess Benefit Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to employees as under the BNY Tax-Qualified Retirement Plan to the extent their benefits are limited under such plan as a result of IRC limits on accrued benefits and eligible base pay. Benefits are paid in a lump sum.

BNY Supplemental Executive Retirement Plan. The BNY SERP is an unfunded nonqualified plan that provides benefits according to a benefit formula similar to that of the BNY Tax-Qualified Retirement Plan benefit formula but includes annual bonus (capped at 100% of base salary after 2005) for senior executives who were selected to participate in this plan by Bank of New York’s Board of Directors prior to July 8, 2003. Benefits are paid in a lump sum. Participants are entitled to benefits in this plan only if they terminate service on or after age 60. Because Mr. Renyi had attained age 60 upon retirement, he received a lump sum benefit under the BNY SERP. The BNY SERP is closed to new participants.

Normal retirement age for all three plans is age 60. Beginning with 2006 benefits, each of the plans provides benefits under a career average pay formula, rather than the final average pay formula under which benefits were based prior to 2006. In addition to the new formula, changes were also made to the BNY SERP that further limit future benefits by capping the amount of eligible pay used to calculate benefits. Because Mr. Hassell has attained at least age 55, he is eligible for immediate retirement under the BNY Tax-Qualified Retirement Plan and the BNY Excess Benefit Plan. Because Mr. Renyi had attained age 60 upon retirement, he received immediate unreduced benefits under both the BNY Tax-Qualified Retirement Plan and the BNY Excess Benefit Plan.

Beginning January 1, 2006, benefits accrued for all three plans are equal to 1% of eligible pay earned after 2005. Benefits accrued before 2006 are based on a final average pay formula and service as of December 31, 2005. The prior accrued benefit will increase with actual final average pay up to 1% per year. For the prior accrued benefit, the BNY Tax-Qualified Retirement Plan and the BNY Excess Benefit Plan used a five-year average period, whereas the BNY SERP was based on a three-year average period. Benefits under each of the plans are provided solely for service at Bank of New York or with us.

Mellon Retirement Plans

In 2008, Messrs. Kelly, Elliott and O’Hanley participated in the Mellon Bank Retirement Plan, which we refer to as the “Mellon Tax-Qualified Retirement Plan,” assumed from Mellon in connection with the merger. In 2008, Mr. O’Hanley also participated in the Mellon IRC Section 401(a)(17) Plan. The Mellon IRC Section 401(a)(17) Plan was amended in 2008 to exclude Messrs. Kelly and Elliott from participation, except with respect to benefits accrued prior to January 1, 2005 in the case of Mr. Elliott.

Mr. O’Hanley also has a pension make-up benefit under the Mellon Elective Deferred Compensation Plan for Senior Officers. Neither Messrs. Kelly nor Elliott is entitled to a pension make-up benefit under the Mellon Elective Deferred Compensation Plan for Senior Officers.

As described below, Messrs. Kelly and Elliott also accrued supplemental executive retirement benefits under employment arrangements previously entered into with Mellon that were also assumed from Mellon in connection with the merger.

Mellon Tax-Qualified Retirement Plan. This plan is a broad-based funded final average pay formula plan for former Mellon U.S.-based employees meeting its eligibility requirements and is subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $230,000 in 2008). Benefits are payable at retirement in various optional annuity forms.

Mellon IRC Section 401(a)(17) Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to employees whose benefits are limited under the Mellon Tax-Qualified Retirement Plan as a result of limits on eligible base pay imposed under IRC Section 401(a)(17). Optional annuity forms of payment are available at retirement. An optional lump sum payment is also available at retirement for benefits earned prior to January 1, 2005.

Mellon Elective Deferred Compensation Plan for Senior Officers (Pension Make-up). This plan is a nonqualified plan that contains a pension make-up provision that restores benefits not payable by the other plans as a result of the executive’s election to defer a portion of his base salary. Base salary deferred under this plan is not included as eligible pay under the Mellon Tax-Qualified Retirement Plan or the Mellon IRC Section 401(a)(17) Plan. At retirement on or after age 55, employees may choose between a lump sum distribution or annual installments over a period from two to 15 years. At termination prior to age 55, an employee will receive a lump sum distribution. (See Nonqualified Deferred Compensation below for a further description of this plan.)

For the Mellon Tax-Qualified Retirement Plan, the Mellon IRC Section 401(a)(17) Plan and the Mellon Elective Deferred Compensation Plan (Pension Make-up), benefits payable are calculated as a percentage of eligible pay averaged over five years and multiplied by years of service. Benefits are 100% vested after the earlier of completion of five years of service or attainment of age 55. Normal retirement age is 65. Employees who retire after age 55 are eligible to receive early retirement benefits calculated using a reduction ratio for each month the age at retirement precedes the age at which full benefits are payable. Because Mr. Elliott has attained at least age 55, he is eligible for immediate retirement under the Mellon Tax-Qualified Retirement Plan and the Mellon IRC Section 401(a)(17) Plan (for benefits accrued prior to January 1, 2005). Because Mr. Elliott has attained at least age 62, he is eligible for immediate unreduced benefits under these plans.

Agreements Providing for Supplemental Executive Retirement Benefits. We provide supplemental executive retirement plan, which we refer to as “SERP,” benefits to Mr. Kelly under his employment letter agreement and to Mr. Elliott under Section 8 of his prior employment agreement. Normal retirement age for the SERP benefits is 60. Benefits are 100% vested after the completion of five years of service. The supplemental benefit is based on a percentage of compensation multiplied by service. Compensation for this purpose is the sum of the executive’s base salary and any bonus awards earned for the calendar year within the final three full calendar years of employment by us which produces the highest amount. In connection with the merger, Mr. Elliott’s SERP benefits were amended to provide that, for purposes of calculating SERP benefits, base salary paid and bonus award earned will be based upon the higher of the highest amount paid for the final three full calendar years of Mr. Elliott’s employment and the average of the highest such amounts within any three full calendar years of the final five full calendar years of his employment. The SERPs were amended in 2008 to provide Messrs. Kelly and Elliott with a benefit equivalent to that which they would otherwise be entitled to receive under the terms of the Mellon IRC Section 401(a)(17) Plan except, in the case of Mr. Elliott, for the amount of the benefits accrued prior to January 1, 2005 which he is still entitled to receive under the Mellon IRC Section 401(a)(17) Plan. Because Mr. Elliott has attained at least age 60, he is eligible to retire with unreduced benefits under the SERP. Benefits calculated under the SERP are payable on a 50% joint and survivor basis. Other optional annuity forms are available. In connection with the merger, Mr. Kelly agreed to eliminate the automatic vesting of SERP benefits that would otherwise occur upon a change in control based upon the merger and to provide for vesting of such amounts upon his termination of employment other than for cause or by constructive discharge.

Nonqualified Deferred Compensation

In 2008, Messrs. Kelly, Elliott and O’Hanley participated in the non-tax-qualified Mellon Elective Deferred Compensation Plan for Senior Officers.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance Last Fiscal Year End ($)(3)
ROBERT P. KELLY	$—	$—	$—	$5,326,675		$—
STEVEN G. ELLIOTT	$3,100,000	$—	$1,338,246	$14,050,313	(4)	$8,433,626
RONALD P. O’HANLEY	$1,125,000	$—	$483,680	$—		$8,067,352

(1)	The entire amount of each executive’s contribution during 2008 is reported as compensation for such executive for 2008 in the Summary Compensation Table.

(2)	The aggregate earnings are based on the 2008 fully-enhanced declared rate (135% of declared rate) of 6.62%. The 2008 declared rate is the 120-month rolling average of the 10-year U.S. T-Note rate as of July 2007. The portion of each executive’s aggregate earnings during 2008 that was considered to be above market is reported as compensation for such executive for 2008 in the Summary Compensation Table. For Mr. Elliott, this amount was $83,956, and for Mr. O’Hanley, this amount was $30,344.

(3)	The amount of the aggregate balance as of the end of fiscal year 2008 shown for Messrs. Elliott and O’Hanley that was reported as compensation for such executives for 2008 in the Summary Compensation Table was $3,183,956 and $1,155,344, respectively.

(4)	This withdrawal does not include the $896,829 forfeited to the company due to unscheduled withdrawals on December 1, 2008. Unscheduled withdrawals of amounts grandfathered from application of IRC Section 409A are permitted with a 6% penalty.

The Mellon Elective Deferred Compensation Plan for Senior Officers permits executives to defer receipt of earned salary and cash bonus/incentive amounts above the Social Security wage base (which was $102,000 in 2008) until a later date while employed, upon retirement or after retirement not to exceed age 70. Deferred compensation may be paid in a lump sum or annual payments over two to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. Deferred amounts may not be withdrawn from the plan prior to their elected start date, except to meet an “unforeseeable financial emergency” as defined under IRC Section 409A. The executive may allocate his deferrals to receive earnings based on multiple variable rates or a declared rate (135% of the 120-month rolling average of the 10-year T-note as of July 2007). Investment alternatives must be selected when the executive makes a deferral election and may be changed each quarter for future deferrals; however, previously deferred amounts may not generally be reallocated among the investment options. The plan is a nonqualified unfunded plan. However, funds have been set aside in an irrevocable grantor trust for the purpose of paying benefits under the plan to participants.

In addition, the company adopted The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees effective as of April 1, 2008 for deferrals of cash compensation earned by eligible employees of the company after March 31, 2008. The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees permits executives to defer receipt of cash bonus/incentive amounts above the Social Security wage base (which was $102,000 in 2008) until a later date while employed, upon retirement or after retirement not to exceed age 70. Deferred compensation may be paid in a lump sum or annual payments over two to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. Deferred amounts may not be withdrawn from the plan prior to their elected start date, except to meet an “unforeseeable financial emergency” as defined under IRC Section 409A. Investment alternatives must be selected when the executive makes a deferral election and may be changed each quarter for future deferrals. Previously deferred amounts may generally be reallocated among the investment options. The plan is a nonqualified unfunded plan.

Potential Payments Upon Termination or Change in Control

When the merger was completed on July 1, 2007, we became bound (by operation of law) by the following pre-existing agreements between the named executive officers, on the one hand, and Bank of New York or Mellon, on the other hand:

Executive	Name of Agreement
Robert P. Kelly	Mellon Change in Control Agreement Employment Letter Agreement
Thomas P. Gibbons	Transition Agreement Bank of New York Change in Control Agreement
Gerald L. Hassell	Transition Agreement Bank of New York Change in Control Agreement
Steven G. Elliott	Mellon Change in Control Agreement Section 8 of Employment Agreement
Ronald P. O’Hanley	Employment Letter Agreement Mellon Change in Control Agreement

These agreements contain, among other things, provisions that relate to various termination or change in control events described below. These provisions are described in further detail in Appendix A.

On October 26, 2008, in connection with the company’s participation in the TARP Capital Purchase Program, each named executive officer entered into a letter agreement with the company amending the company’s compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements as required in order to comply with Treasury regulations, as published in the Federal Register on October 20, 2008. Under the letter agreements, each named executive officer agreed that the company is prohibited from making any golden parachute payment to any named executive officer during any “CPP Covered Period,” which is any period during which (i) he is a named executive officer of the company and (ii) the Treasury holds an equity or debt position acquired from the company in the CPP. As a result of limitations imposed under the TARP Capital Purchase Program that were in effect on December 31, 2008, the total amount that a named executive officer would be permitted to receive as a result of a termination by the company without cause, termination by the executive with good reason or termination in connection with a change of control is limited to an aggregate amount and could be comprised of some combination of cash compensation, health and welfare benefits, retirement benefits, deferred compensation and stock awards for which service-based vesting restrictions would lapse.

On February 17, 2009, President Obama signed ARRA. Among other things, ARRA significantly expanded and changed Section 111(b) of EESA. The new act provides that during the TARP restricted period, the company may not pay (or accrue) any bonus, retention award or incentive compensation to the named executive officers. This prohibition does not apply to any bonus required to be paid pursuant to written employment contracts executed on or before February 11, 2009. The new act also prohibits the company from making any payments during the TARP restricted period to any named executive officer in connection with his departure from the company for any reason except for payments for services performed or benefits accrued. ARRA requires both the Treasury and the SEC to issue rules to implement these new executive compensation restrictions. As of March 9, 2009, neither the Treasury nor the SEC had issued these rules.

The following tables set forth the details, on an executive-by-executive basis, of the estimated payments and benefits that would be provided to each named executive officer in the event that the executive’s employment with us was terminated on December 31, 2008 for any reason, including resignation or retirement, a termination for cause, a termination without cause, a termination by the executive for good reason, termination in connection with a change in control and death. These amounts have been calculated in accordance with the rules promulgated by the SEC.

The amounts included in the table are based on the following:

•	A termination event effective as of December 31, 2008.

•

The impact of our participation in the TARP Capital Purchase Program upon the compensation arrangements with our named executive officers. Specifically, amounts shown in the table below for Messrs. Kelly, Gibbons, Hassell and O’Hanley for termination by the company without cause, termination by the executive with good reason and termination in connection with a change of control, and the amount shown for Mr. Elliott for termination in connection with a change of control, reflect the cap imposed under the TARP Capital Purchase Program which was effective on December 31, 2008. It should be noted that with respect to any termination or change in control events occurring after the date of this proxy statement, the company will be subject to the new limitations under ARRA during the TARP restricted period, which will prohibit the company from making any payments during the TARP restricted period to any named executive officer in connection with his departure from the company for any reason except for payments for services performed or benefits accrued.

•	The value of our common stock of $28.33 per share, based on the closing price of our common stock on the NYSE on December 31, 2008, the last trading day in 2008.

•

The designation of an event as a resignation or a retirement is dependent upon an individual’s age. We have assumed that an individual over the age of 55 has retired, and an individual who is not over the age of 55 has resigned.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation and may differ from the amounts set forth in the tables below based on various factors, including whether the company is subject to the limitations imposed in connection with its participation in the TARP Capital Purchase Program.

Named Executive Officer	Resignation/ Retirement(1)	By Company for Cause(2)	By Company without Cause		By Executive with Good Reason		Termination in Connection with Change of Control		Death(5)
Robert P. Kelly	$—	$—	$9,748,973	(3)	$9,748,973	(3)	$9,748,973	(3)	$16,427,186

Thomas P. Gibbons	$—	$—	$8,793,441	(3)	$8,793,441	(3)	$8,793,441	(3)	$10,133,447

Gerald L. Hassell	$770,135	$—	$26,208,512	(3)	$26,208,512	(3)	$26,208,512	(3)	$11,043,953

Steven G. Elliott	$2,301,926	$417,868	$5,223,675	(4)	$5,223,675	(4)	$14,008,154	(3)	$54,783,745

Ronald P. O’Hanley	$—	$—	$11,273,509	(3)	$11,273,509	(3)	$11,273,509	(3)	$37,986,217

(1)	Amounts shown for Messrs. Hassell and Elliott represent the value at December 31, 2008 of all shares of restricted stock that on that date were subject to service-based restrictions, which restrictions lapse upon resignation or retirement. The vesting of Mr. Elliott’s restricted stock is subject to retirement with our consent.

Amounts shown include only the amount by which a named executive officer’s retirement benefit is enhanced as a result of termination. Information relating to the present value of each named executive officer’s accumulated retirement benefit can be found in Retirement Plans above. Accumulated retirement benefits would not be enhanced as a consequence of a termination due to the named executive officer’s resignation/retirement.

(2)	The amount shown for Mr. Elliott represents the value at December 31, 2008 of all shares of restricted stock that on that date were subject to service-based restrictions, which restrictions would lapse in the event of a termination by the company for cause.

Amounts shown include only the amount by which a named executive officer’s retirement benefit is enhanced as a result of termination. Information relating to the present value of each named executive officer’s accumulated retirement benefit can be found in Retirement Plans above. Accumulated retirement benefits would not be enhanced as a consequence of a termination by the company for cause.

(3)	As a result of limitations imposed under the TARP Capital Purchase Program that were in effect on December 31, 2008, the amount shown for termination by the company without cause, termination by the executive with good reason or termination in connection with a change of control is limited in the aggregate to the amount shown above and would be comprised of some combination of cash compensation, health and welfare benefits, retirement benefits, deferred compensation and stock awards for which service-based vesting restrictions would lapse. It should be noted that with respect to any termination or change in control events occurring after the date of this proxy statement, the company will be subject to the new limitations under ARRA during the TARP restricted period, which will prohibit the company from making any payments during the TARP restricted period to any named executive officer in connection with his departure from the company for any reason except for payments for services performed or benefits accrued.

(4)	The amount shown for a termination of Mr. Elliott without cause or with good reason consists of the following components: present value of the amount by which Mr. Elliott’s accumulated retirement benefit is enhanced as a consequence of his termination without cause or with good reason ($2,454,333) and the value at December 31, 2008 of all shares of restricted stock that on that date were subject to service-based restrictions, which restrictions would lapse in the event of a termination without cause ($2,769,342).

Retirement benefit amounts that would be payable automatically in a lump sum distribution upon termination of employment are included. For retirement benefits that would not be payable automatically in a lump sum, the amount included is the present value based on the assumptions used for purposes of measuring pension obligations under SFAS No. 87 as of December 31, 2008, including a discount rate of 6.375%. Information relating to the present value of Mr. Elliott’s accumulated retirement benefit can be found in Retirement Plans above.

(5)	The amount shown for each executive’s death consists of the following components: Mr. Kelly: present value of the amount by which Mr. Kelly’s accumulated retirement benefit is enhanced as a consequence of his death ($9,422,811) and stock awards for which service-based vesting restrictions would lapse ($7,004,375); Mr. Gibbons: present value of the amount by which Mr. Gibbons’ accumulated retirement benefit is enhanced as a consequence of his death ($3,840,920) and stock awards for which service-based vesting restrictions would lapse ($6,292,527); Mr. Hassell: present value of the amount by which Mr. Hassell’s accumulated retirement benefit is enhanced as a consequence of his death ($9,566,610) and stock awards for which service-based vesting restrictions would lapse ($1,477,343); Mr. Elliott: present value of amount by which Mr. Elliott’s deferred compensation is enhanced as a consequence of his death ($52,287,428) and stock awards for which service-based vesting restrictions would lapse ($2,496,317); and Mr. O’Hanley: present value of amount by which Mr. O’Hanley’s deferred compensation is enhanced as a consequence of his death ($30,436,627) and stock awards for which service-based vesting restrictions would lapse ($7,549,590). A reduction of the amount of retirement benefits payable to the surviving spouse of each of Messrs. Elliott and O’Hanley would be triggered in the event of death in the amount of $9,928,733 and $219,386, respectively. This reduction is not reflected in the amounts shown for Messrs. Elliott and O’Hanley in the table above.

The deferred compensation amounts referenced above represent the present value, based on a discount rate of 6.375%, of periodic payments that would be made to the surviving spouse. Information relating to the aggregate balance of each named executive officer’s deferred compensation benefit can be found in Nonqualified Deferred Compensation above.

We have not included Messrs. Renyi and Van Saun in the table because neither Mr. Renyi nor Mr. Van Saun was employed by us on December 31, 2008, and the amounts paid or payable to Mr. Renyi and Mr. Van Saun in connection with their cessation of employment with the company are included in the Summary Compensation Table, Retirement Plans and the related discussion above.

Equity Compensation Plans Table

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans
Approved by shareholders	93,440,443	(1)	$39.72	81,578,807	(2)
Not approved by shareholders	2,469,299	(3)	$36.60	—

Total	95,909,742	(4)	$39.64	81,578,807

(1)

Includes 642,965 and 29,770,617 shares of common stock that may be issued pursuant to outstanding options and share units awarded under The Bank of New York Mellon Corporation Long-Term Incentive Plan and the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004), respectively;

25,194 shares of common stock that may be issued pursuant to outstanding director deferred share units under the Mellon Financial Corporation Director Equity Plan (2006) and 234,075 shares of common stock that may be issued pursuant to stock options issued under the 1989 and 2001 Mellon Financial Corporation Stock Option Plans for Outside Directors; 62,767,592 shares of common stock that may be issued pursuant to outstanding stock-based awards under the legacy Bank of New York Long-Term Incentive Plans. Also includes 12,586 shares of common stock that may be issued pursuant to outstanding stock options under The Bank of New York Mellon Corporation Employee Stock Purchase Plan.

(2)	Includes 7,459,121 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Employee Stock Purchase Plan; 4,997,611 shares that remain available for issuance as options solely for the purpose of satisfying outstanding reload option rights under the Mellon Long-Term Profit Incentive Plan (2004); and 69,122,075 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Long-Term Incentive Plan.

(3)	Includes 2,227,845 shares of common stock that may be issued pursuant to options outstanding under the Mellon ShareSuccess Plan at an average exercise price of $38.88. Mellon’s ShareSuccess Plan, which we assumed in the merger, is a broad-based employee stock option plan covering full- and part-time benefited employees of Mellon who were not participants in the Mellon Long-Term Profit Incentive Plan at the time of grant. Effective June 15, 1999, each full-time employee was granted an option to purchase 150 shares and each benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. Additional grants, of the same number of shares, were made June 15, 2000, June 15, 2001 and June 14, 2002 (in addition, effective June 15, 2001, each non-benefited part-time employee was granted an option for 75 shares). The exercise price was equal to the stock price on the grant date. The outstanding unvested options became exercisable upon shareholder approval of the merger. All outstanding options expire 10 years after the grant date. No further grants will be made under this plan.

Also includes 56,673 shares of common stock that may be issued pursuant to options outstanding under the Mellon Stock Option Plan for Affiliate Boards of Directors and 48,970 shares of common stock that may be issued pursuant to options outstanding under the Mellon West Coast Board of Directors Plan. The Mellon Stock Option Plan for Affiliate Boards of Directors, which we assumed in the merger, provided for grants of stock options to the non-employee members of affiliate boards who are not also members of Mellon’s Board of Directors. No grants were available to Mellon employees under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. No further grants are being made under the affiliate board plan, although in 2008 the practice was continued through grants to non-employee members of an affiliate board through The Bank of New York Mellon Corporation Long-Term Incentive Plan. Options are also currently outstanding under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors. This plan was terminated in 2003. No grants were made under this plan after its termination and no further grants will be made. Includes 135,811 shares of common stock that may be issued pursuant to deferrals under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which is described in further detail in Director Compensation above.

(4)	The weighted average term for the expiration of stock options is 4.9 years.

ADVISORY (NON-BINDING) VOTE REGARDING 2008 EXECUTIVE COMPENSATION

(Proposal 2 on your proxy card)

During the period in which the U.S. Department of the Treasury holds the company’s securities acquired through the TARP Capital Purchase Program, the American Recovery and Reinvestment Act of 2009, which we refer to as “ARRA,” requires that we provide stockholders with the right to cast an advisory vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2008 compensation of executives, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including the compensation discussion and analysis, the compensation tables and related material).

As detailed in our Compensation Discussion and Analysis, our executive compensation program has a strong pay-for-performance philosophy. While our company delivered solid and profitable results in 2008, our earnings were down from 2007 as a result of the volatile markets and challenging economic environment. Given our strong pay-for-performance philosophy, a direct consequence of our reduced earnings in 2008 was that none of our named executive officers received cash bonuses for 2008. In addition, because a meaningful portion of 2008 compensation for our named executive officers was paid in equity (i.e., a combination of performance shares and stock options), any reduction in our share price also reduces the value of any equity held by our named executive officers. We believe that our compensation program resulted in payment of an appropriate level of compensation to our named executive officers in light of our performance for 2008.

As provided by ARRA, your vote is advisory and it will not be binding upon our Board of Directors. In addition, pursuant to ARRA, the stockholder vote may not be construed as overriding a decision by the Board of Directors, nor shall it create or imply any additional fiduciary duty by the Board of Directors, nor shall such vote be construed to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2008 compensation of executives, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 3 on your proxy card)

The Audit and Examining Committee has appointed KPMG LLP as our independent registered public accountants for the year ending December 31, 2009.

We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While the Audit and Examining Committee retains KPMG LLP as our independent public accountants, the Board is submitting the selection of KPMG LLP to the stockholders for ratification upon the recommendation to do so by the Audit and Examining Committee. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2009. If the selection of KPMG LLP is not ratified by the stockholders, the Audit and Examining Committee will reconsider the matter. Even if the selection of KPMG LLP is ratified, the Audit and Examining Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change is in our best interests.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

The Board of Directors unanimously recommends that you vote “FOR” approval of KPMG LLP as our independent registered public accountants for the year ending December 31, 2009.

STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF CUMULATIVE VOTING

(Proposal 4 on your proxy card)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave, N.W., Suite 215, Washington, D.C. 20037, owner of 1,000 shares of our common stock, has given notice that she intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

RESOLVED: “That the stockholders of The Bank of New York Mellon Corporation, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

Supporting Statement

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 317,536,697 shares, representing approximately 38.3% of shares voting, voted FOR this proposal.”

If you AGREE, please mark your proxy FOR this resolution.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that the present system of voting for directors — whereby each share is entitled to one vote for each nominee for director — is more likely to assure that the Board of Directors will act in the interests of all of our stockholders. On the other hand, cumulative voting could make it possible for an individual stockholder or group of stockholders with special interests to elect one or more directors to our Board of Directors to represent their particular interests. Such a stockholder or group of stockholders could have goals that are inconsistent with, and could conflict with, the interests and goals of the majority of our stockholders. The election of a candidate representing a single segment of our stockholder base or interested in a narrow issue or range of issues would not, in our Board of Directors’ view, advance the interests of our stockholders at large, further the cause of corporate governance, or promote the best Board processes and dynamics.

In addition, we operate in a highly regulated environment and need directors who have expertise in and an understanding of complex regulatory and financial matters. The Board of Directors considers a wide range of complicated issues that face our company such as acquisitions, financings, deployment of assets and long-term corporate strategy. A director who is elected by cumulative voting typically represents a position on a single issue — such as Chief Executive Officer compensation — or represents a particular interest group. As a result, such a director may lack the background, knowledge or experience to be able to make informed decisions with respect to complex matters relating to our operations or strategy that are presented to the Board of Directors and would be ineffective. Moreover, such a director may not have an objective viewpoint on how a single interest or the interests of a particular group may affect the overall health of the company. For example, a director elected on the sole platform of executive compensation may lack the ability or interest to deal with the myriad other issues that the Board of Directors face, such as regulatory reporting, accounting matters and risk management. In the current economic environment, the Board of Directors believes that the most qualified directors will be those directors who can effectively evaluate and address all issues relevant to running our company. The system of voting that we presently utilize, and which is utilized by virtually all major publicly traded corporations, promotes the election of a more effective Board of Directors because each director represents the stockholders as a whole.

Under Delaware law (which is the law under which the company is organized), the Board of Directors does not have the unilateral power to enact cumulative voting. Under Delaware law, cumulative voting must be specifically authorized in our certificate of incorporation, and only our stockholders can approve the necessary amendment to our certificate of incorporation. Because an amendment to our certificate of incorporation is required, the stockholders, through the approval of this proposal, cannot mandate that the Board approve cumulative voting as such a mandate would force our directors to violate their fiduciary duties to the company. Under Delaware law, the Board of Directors’ fiduciary duties require it to determine the advisability of all amendments to the certificate of incorporation using its independent business judgment. This proposal could be read as a mandate that the Board of Directors approve an amendment to our certificate of incorporation. Therefore, this proposal would remove from the Board of Directors its discretion to determine whether such amendment is advisable, which is in violation of Delaware law.

We also note that none of our peer companies currently utilizes cumulative voting. If we were to enact cumulative voting, it could become more difficult for us to recruit and retain qualified director candidates, which could place us at a competitive disadvantage with respect to our peer companies.

This proposal was submitted for consideration at both the 2008 Annual Meeting of The Bank of New York Mellon Corporation and the 2007 Annual Meeting of The Bank of New York Company, Inc. where only approximately 38% of the votes cast at each meeting, voted for this proposal. This proposal was also defeated at The Bank of New York Company Inc.’s 2006 and 2005 Annual Meetings. Therefore, the Board of Directors believes that a majority of our company’s stockholders do not support this proposal.

Accordingly, the Board of Directors unanimously recommends that you mark your proxy “AGAINST” adoption of this stockholder proposal.

STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF A 75% RETENTION POLICY FOR SHARES ACQUIRED THROUGH COMPENSATION PLANS

(Proposal 5 on your proxy card)

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which is the owner of 871 shares of our common stock, has advised us that it intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which we accept no responsibility, are set forth below:

Resolved, shareholders of the Bank of New York Mellon Corporation (the “Company”) urge the Compensation Committee of the Board of Directors to adopt a policy requiring senior executives to retain 75% of the shares acquired through compensation plans for two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before the Company’s 2010 annual meeting. The policy should prohibit hedging transactions that are not sales but offset the risk of loss to the executive.

Supporting Statement

Equity-based compensation is an important component of senior executive compensation at our Company. According to the 2008 proxy statement, equity-based awards, including stock and stock option awards, accounted for between 28% and 61% of total compensation for the Named Executive Officers (“NEOs”). Of the $94.2 million in compensation to the six individuals listed, $42 million, or 45%, came from stock awards and stock options.

Requiring senior executives to hold a significant portion of the shares received through compensation plans after their termination of employment forces them to focus on the Company’s long-term success and better align their interests with that of shareholders. The absence of such a requirement lets NEOs walk away without facing the consequences of actions aimed at generating short-term financial results. The current financial crisis has made it imperative for companies to reshape compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.

The Aspen Principles, endorsed by both The Business Roundtable and the Council of Institutional Investors, urge that “senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.”

A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

In March 2008, our Company adopted guidelines to be phased in over five years requiring NEOs to hold 50% of the equity awarded to them while they’re employed by Bank of New York Mellon. We believe the NEOs should be required to hold at least 75% of all equity awards for at least two years after termination to ensure executives share in both the upside and downside risk of their actions while at the Company.

We urge shareholders to vote for this proposal.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the following reasons:

•	We currently have guidelines that require our Chief Executive Officer to own a number of shares equal to five times his base salary and the other members of our executive committee (comprised of our 17 most senior executive officers, including the Chief Executive Officer) to own a number of our shares equal to four times their base salary, and to retain 50% of net equity awards. We believe these share ownership guidelines and retention requirements closely align the interests of the members of our executive committee with our long-term success and with the interests of our stockholders. All of the members of our executive committee have met their stock ownership targets and all comply with the retention requirements we have in place.

•

Executives who are subject to a stock ownership requirement may not sell or otherwise dispose of any shares of stock they obtain through the exercise of stock options or awards of restricted stock until they have met their respective ownership targets, except to cover stock option exercise costs and tax withholding obligations.

•

Our current guidelines provide for the right balance between executive compensation and executive stock ownership. The proposed retention requirements would upset that balance and could result in loss of executive talent and could make it more costly and difficult to attract and retain executive talent.

•	The two-year post termination retention requirement would limit our executives’ financial resources at a time when they no longer have any control over our operations or results.

•	We already restrict our executives’ ability to enter into hedging transactions using our stock, as requested by the proposal.

Discussion of Board of Directors’ Response

The Board of Directors shares the proponent’s view that equity compensation and mandatory equity ownership for executives promotes accountability and encourages them to enhance stockholder value. For this reason, we have already adopted a stock ownership and stock retention policy as further described in the Compensation Discussion and Analysis. Currently, the ownership target for our Chief Executive Officer is five times his base salary, and the ownership target for the other members of our executive committee (our 17 most senior executive officers, including the Chief Executive Officer) is four times their base salary. All of our executives who are subject to a stock ownership requirement hold stock well above their respective ownership and retention targets.

In addition, under the policy, executives are required to retain 50% of the net after-tax shares that the executive receives from exercises of stock options, vesting of restricted shares and payment of other long-term equity awards made after January 1, 2008. Because a significant portion of our executives’ wealth is comprised of our stock, our policy allows executives to begin diversifying their portfolio five years prior to retirement, which we believe is important for our executives’ retirement planning and stability. We believe that these stock ownership requirements contribute to an ownership culture at the company with a close alignment of stockholder and management interests focused on creating long-term stockholder value.

Our senior executives are already restricted from entering into hedging transactions with their company stock under various policies that we have adopted. These policies prohibit our senior executives from engaging in short sales of our stock, from purchasing our stock on margin and from buying or selling any puts, calls or other options involving our securities. The net effect of these prohibitions is a significant limitation on the ability of our senior executives to enter into any hedging transactions using our stock. These prohibitions are set forth in our Code of Conduct and our Personal Securities Trading Policy, both of which are available on our website at www.bnymellon.com/ethics.

Our stock ownership and retention requirements were carefully designed to strike the right balance between management ownership and management compensation. On the other hand, the stock ownership policy should not hinder our ability to attract, motivate and retain high-quality management talent. Our continued ability to do so is critical to our and our stockholders’ long-term success. Our pay-for-performance philosophy directly ties long- and short-term company performance to executive compensation. We believe that this philosophy motivates our executives to manage the company in a way that provides long-term value for our stockholders. In addition, the two-year post-termination retention requirement would limit our executives’ financial resources at a time when they no longer have any control over our operations or results. The proposal reduces the benefits of equity compensation to our executives by severely limiting our executives’ ability to diversify their personal assets, which are already heavily weighted in our stock, making it more difficult for our executives to maintain their personal finances. As a result, this proposal could make it more difficult and costly to attract, motivate and retain management talent.

In its supporting statement, the proponent states that it is important that compensation policies and practices discourage excessive risk-taking. As detailed in our Compensation Discussion and Analysis, our Human Resources and Compensation Committee has reviewed our equity compensation program with our senior risk officers and has made reasonable efforts to ensure that our equity compensation program does not encourage our executives to take unnecessary and excessive risks.

Accordingly, the Board of Directors unanimously recommends that you mark your proxy “AGAINST” adoption of this stockholder proposal.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals intended to be included in our proxy statement and voted on at our 2010 annual meeting of stockholders must be received at our offices at One Wall Street, New York, New York 10286, Attention: Corporate Secretary, on or before November 16, 2009. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in the 2010 annual meeting proxy statement and form of proxy.

Pursuant to our by-laws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2010 annual meeting of stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than November 16, 2009 (120 days prior to March 16, 2010), nor any later than December 16, 2009 (90 days prior to March 16, 2010). The notice must contain the information required by our by-laws. The foregoing by-law provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our by-laws is available upon request to: The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

OTHER BUSINESS

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Arlie R. Nogay

Corporate Secretary

March 16, 2009

APPENDIX A

SUMMARY OF TERMINATION AND CHANGE IN CONTROL PROVISIONS RELATING TO OUR NAMED EXECUTIVE OFFICERS

The following is a summary of certain termination or change in control provisions included in agreements with the named executive officers that we assumed in connection with the merger as well as certain relevant portions of our by-laws. As noted above, many of these termination or change in control provisions may have been modified or superseded by the provisions of EESA Section 111, which were recently amended by the adoption of ARRA. The company will be bound by the provisions of EESA Section 111 for so long as the Treasury holds securities of the company as part of its participation in the TARP Capital Purchase Program.

Robert P. Kelly Letter Agreement

We have a letter agreement with Mr. Kelly that provides that Mr. Kelly is entitled to receive supplemental executive retirement plan benefits as described under Agreements Providing for Supplemental Executive Retirement Benefits in the proxy statement. The letter agreement with Mr. Kelly also provided that Mr. Kelly would have received certain benefits if his employment with us had been terminated on or prior to February 13, 2009 either without cause or upon a constructive discharge. These provisions expired on February 13, 2009.

Transition Agreements for Messrs. Hassell and Gibbons

Bank of New York entered into transition agreements with Messrs. Hassell and Gibbons on June 25, 2007, each effective as of the July 1, 2007 merger. The transition agreements provide that if we terminate either Mr. Hassell or Mr. Gibbons before July 1, 2010 (other than for cause) or if either such executive resigns for good reason, we must provide the executive with (i) cash severance equal to three times for Mr. Hassell and two times for Mr. Gibbons the sum the executive’s annual salary and the highest annual cash bonus earned by the executive in the last three completed fiscal years before termination; (ii) a pro rata portion of the executive’s annual cash bonus for the year of termination, based on the highest annual cash bonus earned in the last three completed fiscal years before termination; (iii) an amount designed to equal the lump sum actuarial equivalent of the additional benefit which the executive would have received under the BNY Tax-Qualified Retirement Plan and the BNY Excess Benefit Plan and, in the case of Mr. Hassell, the BNY SERP, had he continued employment with us for an additional three years for Mr. Hassell and an additional two years for Mr. Gibbons; and (iv) continued participation (both for the executive and his dependents) in all medical and other welfare benefit plans comparable to those he received during his employment with us for the lesser of three years for Mr. Hassell and two years for Mr. Gibbons or until he receives comparable benefits from a new employer or he reaches age 65.

Under these circumstances Messrs. Hassell and Gibbons would also receive full vesting of all (i) stock options granted prior to the completion of our merger (other than with respect to Mr. Hassell’s special option grant, the terms of which are noted under Effect of Termination Events or Change in Control on Unvested Equity Awards, and both executives’ April 2, 2007 stock option awards, which will vest on a pro rata basis in accordance with their terms) and a period of at least three years to exercise vested options following termination of employment, subject to the original terms of the option (and in the case of Mr. Hassell’s special one-time option grant, until the end of the original term of the option); (ii) restricted stock, restricted share units and unvested performance awards granted prior to the completion of our merger and already earned at the time of termination, based on actual performance through the end of the performance period (other than unearned, unvested performance shares and performance units, a pro rata portion of which would be paid at the end of the applicable performance period based on actual performance achieved and the number of full months the executive was employed during the performance period and any stock options granted after the completion of our merger and restricted share units granted on April 2, 2007, each of which will vest on a pro rata basis in accordance with their terms); and (iii) restricted stock and restricted share units granted after the completion of our merger as well as full vesting in the case of Mr. Hassell and pro rata vesting in the case of Mr. Gibbons of any performance shares and performance units granted after the completion of our merger (payable to the extent earned based on actual performance as of the end of the applicable performance period), and any options granted after the completion of our merger that are held by such executive would vest and remain exercisable in accordance with their terms.

Mr. Hassell’s transition agreement also allows him to terminate his employment for any reason any time after the three-year anniversary of the merger. In such case Mr. Hassell would receive (i) full vesting of all stock options (other than any stock options granted on April 2, 2007 that will vest on a pro rata basis in accordance with their terms), with a period of at least three years to exercise vested options following termination of employment, subject to the original term of the option (and in the case of Mr. Hassell’s special one-time option grant described above, until the end of the original term of the option); (ii) pro rata vesting of outstanding unearned, and full vesting of any earned, performance shares and performance units; (iii) pro rata vesting of restricted share units granted on April 2, 2007 in accordance with their terms; (iv) a pro rata annual bonus for the year of termination; and (v) a vested right to a payment equal to his benefit under the BNY SERP calculated as though he had reached age 60 or, if greater, his actual age. Mr. Hassell’s agreement provides for a clawback of certain gains recognized from the exercise of his special option grant if he is terminated for cause or breaches certain covenants, including non-competition and non-solicitation covenants.

In the event of a change in control before July 1, 2010, each of Messrs. Hassell and Gibbons may be eligible for severance protections under his change in control severance agreements and transition agreement at the same time. However, the transition agreements provide that the executive may elect to receive benefits under either his change in control severance agreement or his transition agreement, but not both.

Bank of New York Change in Control Agreements

Each of Messrs. Hassell and Gibbons entered into change in control severance agreements with Bank of New York on July 11, 2000. Under this agreement, each of Messrs. Hassell and Gibbons will receive benefits if his employment is terminated by us without cause or by the executive for good reason within two years after a change in control. Under either circumstance, the executive will receive (i) a pro rata portion of his annual bonus, based on the prior year’s bonus (or if greater, the current year’s expected bonus); (ii) severance pay in an amount equal to three times for Mr. Hassell and two times for Mr. Gibbons the sum of the executive’s annual salary and highest annual bonus earned in the last three completed fiscal years; (iii) an amount designed to equal the lump sum actuarial equivalent of the additional benefit that the executive would have received under our retirement, excess benefit and supplemental executive retirement plans had his employment continued for an additional three years for Mr. Hassell and for an additional two years for Mr. Gibbons (earning the same salary and the bonus amount per year).

In addition, for three years for Mr. Hassell and for two years for Mr. Gibbons following the termination or, if earlier, until the executive receives comparable welfare benefits from a new employer or attains age 65, we will also permit the executive and his dependants to continue to participate in all medical and other welfare benefit plans comparable to those received during the executive’s employment with us.

If payments are subject to the excise tax on “excess parachute payments,” an additional payment will be made to restore the after-tax severance payment to the same amount that the executive would have retained had the excise tax not been imposed, unless reducing the amount of the additional payments by 10% would avoid the excise tax, in which event we would reduce the payments.

These agreements automatically renew each January 1st for consecutive one-year periods unless terminated by the executive or us. However, notwithstanding any such notice, the severance agreements will continue in effect for two years after a change in control that occurs before it is terminated.

We maintain a grantor trust, with an independent trustee, to provide for the payment of amounts due to legacy Bank of New York senior executives on a change in control. Amounts subject to the trust include severance pay under the Bank of New York change in control severance agreements described above and amounts due under the BNY SERP and BNY Excess Benefit Plan. The trust is revocable at any time at our option prior to a change in control. On the occurrence of a change in control, the trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons.

Ronald P. O’Hanley’s Employment Letter Agreement

We have a letter agreement with Mr. O’Hanley that provides that he will receive the following benefits upon termination without cause or upon a constructive discharge: (i) base salary for 78 weeks, subject to certain reductions; (ii) a recommendation from management that he receive a bonus equal to the average of his prior two-years’ bonus annualized awards, pro-rated based upon the number of months worked in the calendar year in which his active employment ceases; (iii) a special bonus award equal to one and one-half times the average of his prior two years’ bonus annualized awards; and (iv) health and life insurance for 78 weeks.

Mellon Change in Control Severance Agreements

Each of Messrs. Kelly, Elliott and O’Hanley entered into a change in control severance agreement with Mellon on February 13, 2006, February 1, 1997 and June 18, 2001, respectively. These agreements become operative only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. Payments under the agreements are in full settlement of all other severance payments that may otherwise be payable to the executive under any of our other severance plans or agreements, including Messrs. Kelly’s and O’Hanley’s employment letter agreements described above.

These agreements contain two scenarios under which the executive will receive payments: (i) rights, which we refer to as “walk away rights,” which permit the executive to receive payments if he terminates his employment with us for any reason effective during the 13th month following a change in control, or (ii) if the employment of the named executive officer is terminated during the three-year period following a change in control, either by us other than for cause or by the executive for good reason. If an executive’s employment is terminated under either scenario, he will be entitled to receive from us (i) a lump sum cash amount equal to such executive’s unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro rata portion of such executive’s annual bonus for the fiscal year of termination of employment; (ii) severance pay in a lump sum cash amount equal to three times the sum of: (1) the executive’s highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (2) the executive’s highest annual incentive bonus earned during the last three completed fiscal years; (iii) continuation of health and welfare benefits for the executive and his dependents for a period of three years following the executive’s date of termination of employment; (iv) three additional years of service credit under all nonqualified retirement plans and excess benefit plans in which the executive participated as of his date of termination; and (v) in the event that payments related to a change in control of us to any executive under the agreements or otherwise are subject to the excise tax under IRC Section 4999, an additional amount sufficient to enable the executive to retain the full amount of his change in control benefits as if the excise tax had not applied, unless a reduction in such change in control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the agreement shall be reduced (but not below zero) to the amount that could be paid to the executive without giving rise to such excise tax.

On December 22, 2006, each of Messrs. Kelly, Elliott and O’Hanley agreed (i) to waive certain rights that each executive may have had in connection with the merger to eliminate his ability to receive severance benefits by voluntarily terminating employment for any reason during the 13th month following a change in control based upon the merger, (ii) to modify the definition of good reason in the executive’s change in control severance agreement to accommodate and permit changes in his initial position following the merger and (iii) in the case of Mr. Kelly, future positions as contemplated by the merger agreement. Messrs. Kelly and O’Hanley remain eligible to receive severance benefits if their employment is terminated under certain circumstances within three years following the merger or any other change in control. Mr. Elliott’s change in control severance agreement was amended to provide that it was terminated solely with respect to the merger.

The change in control agreements continue in effect until we provide three years’ written notice of cancellation to Messrs. Kelly, Elliott and O’Hanley. However, in the event of a change in control, these agreements must continue in effect for a period of three years. The change in control agreements will terminate if the executive terminates his employment prior to a change in control.

Effect of Termination Events or Change in Control on Unvested Equity Awards

Equity awards granted to our named executive officers through December 31, 2008 were granted under (i) the 1993, 1999 and 2003 Long-Term Incentive Plans of The Bank of New York, (ii) the Mellon Long-Term Incentive Plan (2004), as amended, and (iii) The Bank of New York Mellon Corporation Long-Term Incentive Plan, as applicable. Each award is evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested equity awards. Accordingly, the effect of a termination event or change in control on outstanding equity awards varies by executive officer and type of award.

By-law Provision Regarding Messrs. Kelly and Hassell

Article 5 of our by-laws requires an affirmative vote of at least 75% of the Board to (i) remove or fail to reelect Messrs. Kelly, and Hassell during the three-year period following the merger, (ii) amend, modify, or terminate any employment or similar agreement of Messrs. Kelly and Hassell or to modify the duties, authority or reporting relationships of Messrs. Kelly, and Hassell, and (iii) fill a vacancy resulting from the unwillingness or inability, by reason of retirement, death or disability of Messrs. Kelly or Hassell to continue to serve in their respective offices.

Cut here "

Reservation Form for The Bank of New York Mellon Corporation Annual Meeting of Stockholders

Stockholders who expect to attend the Annual Meeting at 9:00 a.m., on April 14, 2009, in Pittsburgh, PA should complete this form and return it to the Office of the Corporate Secretary, The Bank of New York Mellon Corporation, Ninth Floor, One Wall Street, New York, NY 10286. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting The Bank of New York Mellon Corporation stock ownership as of the record date, which is February 13, 2009.

Name:
(Please Print)

Address:

(Please Print)

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR all nominees for director, FOR Proxy Items 2 and 3, and AGAINST Proxy Items 4 and 5, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.
	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR all nominees for director:
		FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS
1.	Election of Directors:	☐	☐	☐

Nominees:
01	Ruth E. Bruch	06	Richard J. Kogan	11	Catherine A. Rein
02	Nicholas M. Donofrio	07	Michael J. Kowalski	12	William C. Richardson
03	Gerald L. Hassell	08	John A. Luke, Jr.	13	Samuel C. Scott III
04	Edmund F. Kelly	09	Robert Mehrabian	14	John P. Surma
05	Robert P. Kelly	10	Mark A. Nordenberg	15	Wesley W. von Schack

Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following line.

*Exceptions
Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if a nominee is unable to serve.

The Board of Directors recommends a vote FOR proposals 2 and 3:
		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the advisory (non-binding) resolution relating to 2008 executive compensation.	☐	☐	☐

3.	Ratification of appointment of KPMG LLP as independent registered public accountant.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposals 4 and 5:

		FOR	AGAINST	ABSTAIN

4.	Stockholder proposal with respect to cumulative voting.	☐	☐	☐

5.	Stockholder proposal requesting a 75% retention policy for shares acquired through compensation plans.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

¿ FOLD AND DETACH HERE ¿

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/bk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/bk

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and re turned your proxy card.

43845

THE BANK OF NEW YORK MELLON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints Carl Krasik, Arlie R. Nogay and Richard M. Pearlman or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all The Bank of New York Mellon Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 14, 2009, at 9:00 a.m., Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219 and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Items 2 and 3, and AGAINST Proxy Items 4 and 5, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Proxy Items 2 and 3, and AGAINST Proxy Items 4 and 5.

(Continued, and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3 550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for The Bank of New York Mellon Corporation now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday - Friday Eastern Time

****TRY IT OUT**** www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log onto Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

43845

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:

(THIS BOXED AREA DOES NOT PRINT)	Registered Quantity 43000.00